                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-56941


                        AMERICAN DENTAL PARTNERS, INC.

                        750,000 SHARES OF COMMON STOCK

                                      AND

    $25,000,000 AGGREGATE PRINCIPAL AMOUNT OF SUBORDINATED PROMISSORY NOTES

  This Prospectus covers the offer and sale of up to 750,000 shares of Common Stock, $0.01 par value (the "Common Stock"), of American Dental Partners, Inc. (the "Company") and up to $25,000,000 aggregate principal amount of Subordinated Promissory Notes (the "Subordinated Notes") of the Company, which the Company may issue from time to time in connection with the future direct and indirect acquisitions of other businesses, properties, or securities in acquisition and affiliation transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act.

  The Company expects that the terms upon which it may issue the Common Stock and/or the Subordinated Notes in acquisition and affiliation transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired, including the rates of interest for the Subordinated Notes. The Company expects that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an affiliation or acquisition agreement is executed or at the time such a transaction is consummated. The Subordinated Notes will be unsecured debt obligations of the Company, subordinated to all Senior Indebtedness, as hereinafter defined, payable over seven years, and on parity with all currently outstanding or hereinafter issued Subordinated Notes.

  This Prospectus will be furnished to securityholders of the business, properties or securities to be acquired. This Prospectus will only be used in connection with the acquisition of businesses, properties or securities in acquisition and affiliation transactions that would be exempt from registration but for the possibility of integration with other transactions.

  Persons receiving Common Stock in connection with such transactions may be contractually required to hold all or some portion of the Common Stock for some period of time. Initially, the Company will issue Common Stock in connection with such transactions subject to a lock-up period of at least 180 days from the date of the prospectus (April 15, 1998) related to the Company's initial public offering of 2,587,500 shares of Common Stock (the "IPO Prospectus"). In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those shares by affiliates of the businesses with which the Company affiliates or acquires for a period of two years. The Company does not anticipate that a market for the Subordinated Notes will develop in the foreseeable future. See "Shares Eligible for Future Sale" and "Plan of Distribution."

  The Company filed a Registration Statement on Form S-1 (Registration No. 333-39981), as amended (the "IPO Registration Statement"), with the Securities and Exchange Commission (the "Commission") pursuant to which it sold 2,587,500 shares of Common Stock in its initial public offering (the "IPO"). As of August 14, 1998, 7,426,406 shares of Common Stock were issued and outstanding. The Common Stock trades on the Nasdaq National Market under the symbol "ADPI." On August 14, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $11.75 per share.

  All expenses of this offering (this "Offering") will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of the Common Stock and/or the Subordinated Notes by the Company in acquisition and affiliation transactions, although finder's fees may be paid with respect to specific transactions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

  THE COMMON STOCK AND SUBORDINATED NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED   UPON   THE  ACCURACY   OR   ADEQUACY  OF   THIS   PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                The date of this Prospectus is August 24, 1998.

  FROM NOVEMBER 1996 (THE DATE OF ITS FIRST AFFILIATION) THROUGH JULY 31, 1998, THE COMPANY HAS COMPLETED AFFILIATIONS WITH 16 DENTAL GROUP PRACTICES AND CURRENTLY OPERATES 97 DENTAL FACILITIES WITH 768 OPERATORIES IN SEVEN STATES. THE COMPANY ACQUIRES SUBSTANTIALLY ALL THE ASSETS OF THE DENTAL PRACTICES WITH WHICH IT AFFILIATES, EXCEPT THOSE REQUIRED BY LAW TO BE OWNED OR MAINTAINED BY DENTISTS, AND ENTERS INTO LONG-TERM SERVICE AGREEMENTS WITH THE AFFILIATED DENTAL PRACTICES.


               [MAP OF THE UNITED STATES INDICATING LOCATION OF
                   THE COMPANY'S AFFILIATIONS APPEARS HERE]


  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880. Its telephone number is (781) 224-0880.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in selected markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. From November 1996 (the date of its first affiliation) through July 31, 1998, the Company has completed affiliations with 16 dental group practices and currently operates 97 dental facilities with 768 operatories in seven states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996, six dental group practice affiliations completed in 1997 and seven dental group practice affiliations completed in 1998. For the year ended December 31, 1997, the Company generated $53.3 million in net revenue and $1.1 million in net earnings. For the six months ended June 30, 1998, the Company generated $38.4 million in net revenue and $1.3 million in net earnings. Based on the size of the Company's affiliated network and its results of operations, the Company believes it is a leading provider of dental practice management services in the United States.

  The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $47.6 billion in 1996 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.8%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of the foregoing factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in the Company's business.

  The delivery of dental care in the United States is highly fragmented. Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practitioners, the trend toward group practice is growing. According to the American Dental Association, in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes that this consolidation trend will continue and that dental group practices will seek to affiliate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively operate in an increasingly complex reimbursement environment; (iii) assist with third-party contracting; (iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  Under its service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for its management services. Each of the Company's service agreements is for an initial term of 40 years. For 1997, the total amount of the fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to help its affiliates provide the highest quality of care and service.

                                  THE OFFERING

Common Stock offered by
 the Company..............  750,000 shares of Common Stock to be issued by the
                            Company in connection with the acquisition of businesses, properties or securities in acquisition and affiliation transactions, of which 740,106 shares remain available for future issuance. The Company expects that the terms upon which it may issue the Common Stock in such acquisition and affiliation transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired. The Company expects that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

Subordinated Notes
 offered by the Company...  $25,000,000 aggregate principal amount of
                            Subordinated Promissory Notes to be issued by the Company in connection with the acquisition of businesses, properties or securities in acquisition and affiliation transactions, of which $24,790,000 of notes remain available for future issuance. The Company expects that the terms upon which it may issue the Subordinated Notes in such acquisition and affiliation transactions, including the rates of interest for the Subordinated Notes, will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired. The Subordinated Notes will be unsecured debt obligations of the Company, subordinated to all Senior Indebtedness, payable over seven years and on parity with all currently outstanding or hereinafter issued Subordinated Notes.

Transfer of Common          Persons acquiring shares of Common Stock in
 Stock....................  transactions pursuant to this Offering may be contractually required to hold all or some portion of the Common Stock for some period of time.
                            Initially, the Company will issue Common Stock in connection with such transactions subject to a lock-up period of at least 180 days from the date of the IPO Prospectus.

Transfer of Subordinated
 Notes....................  Persons acquiring Subordinated Notes in acquisition and affiliation transactions pursuant to this Offering should be aware that presently there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements for the applicable acquisition and affiliation transactions will contain certain restrictions with respect to the transfer of the Subordinated Notes.

Common Stock                7,426,406 shares (1)
 outstanding..............

Nasdaq National Market      ADPI
 Symbol...................
--------
(1) Based on shares outstanding at August 14, 1998. Does not include shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans.

  Unless otherwise indicated, the term "Company" includes American Dental Partners, Inc. and (i) its management service organization ("MSO") subsidiaries and (ii) its wholly owned subsidiaries, Orthocare, Ltd. and American Dental Professional Services, Inc. The term "PC" means the dental professional corporation or other professional entity formed by the dentists of the affiliating dental group practice. The Company does not own or control the PCs and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)

                                              YEARS ENDED       SIX MONTHS
                                             DECEMBER 31,     ENDED JUNE 30,
                                            ----------------  ----------------
                                             1996     1997     1997     1998
                                            -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Net revenue................................ $ 3,933  $53,270  $23,302  $38,388
Operating expenses.........................   6,414   51,513   22,832   35,600
Earnings (loss) from operations............  (2,481)   1,757      470    2,788
Interest expense (income), net.............     (38)     563       80      645
Earnings (loss) before income taxes........  (2,443)   1,194      390    2,143
Income taxes...............................     --       124        7      836
Net earnings (loss)........................  (2,443)   1,070      383    1,307
Net earnings (loss) per common share(1):
  Basic.................................... $ (3.45) $ (0.05) $ (0.10) $  0.21
  Diluted.................................. $ (3.45) $ (0.05) $ (0.10) $  0.18
Weighted average common shares
 outstanding(1):
  Basic....................................     768    2,273    2,219    4,357
  Diluted..................................     768    2,273    2,219    6,056
Ratio of earnings to fixed charges(2)......     N/A      2.4      2.6      3.6

                                                           DECEMBER 31, JUNE 30,
                                                               1997       1998
                                                           ------------ --------
BALANCE SHEET DATA:
Cash and cash equivalents.................................   $ 4,675     $2,279
Working capital...........................................       759     (3,235)
Total assets..............................................    47,959     65,397
Long-term debt, excluding current maturities..............    21,253      7,993
Redeemable and convertible preferred stock................    16,297        --
Total stockholders' equity................................       909     45,517

                                                        DECEMBER 31,
                                                        --------------  JUNE 30,
                                                         1996    1997     1998
                                                        ------  ------  --------
STATISTICAL DATA (END OF PERIOD):
Number of states.......................................      3       5      7
Number of markets......................................      7      10     16
Number of dental facilities............................     42      77     96
Number of operatories(3)...............................    331     566    760
Number of affiliated dentists(4).......................    128     171    215

                 See accompanying footnotes on following page.

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Net earnings (loss) per common share are computed on the basis described in Notes 2 and 12 to the Company's Consolidated Financial Statements and in
    Note 4 to the Company's Unaudited Interim Consolidated Financial
    Statements.
(2) The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be representative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment. For the year ended December 31, 1996, earnings before income taxes plus fixed charges were insufficient to cover fixed charges by approximately $2.4 million.
(3) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(4) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                                 RISK FACTORS

  An investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements, including the risk factors set forth below and the matters set forth in this Prospectus generally.

LIMITED OPERATING HISTORY; 1996 OPERATING LOSS

  The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental practice affiliation. The Company experienced an operating loss in 1996. Although the Company was profitable in 1997 and in the first six months of 1998, there can be no assurance that the Company will be able to sustain profitable operations.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company's strategy includes expansion through affiliations with dental practices in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated practices and the inability to integrate businesses without material disruption. In addition, the Company competes with other dental practice management companies which have a similar strategy, some of which may have greater financial resources and a longer operating history than the Company. Competition for affiliations may intensify due to ongoing consolidation in the dental care services industry, which may substantially increase the costs associated with completing affiliation transactions. There can be no assurance that any future affiliations will be successfully integrated into the Company's operations, that competition for affiliations will not intensify or that the Company will be able to complete such affiliations on acceptable terms and conditions. In addition, the costs of unsuccessful affiliation efforts may adversely affect the Company's business, financial condition or results of operations.

  The Company devotes substantial time and resources to affiliation-related activities. Identifying appropriate affiliation candidates and negotiating and consummating affiliations with dental practices can be a lengthy, complex and costly process. The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to identify and affiliate with quality dental practices in suitable markets and regulatory constraints. There can be no assurance that the Company's affiliation strategy will be successful or that modifications to its strategy will not be required.

MANAGEMENT OF RAPID GROWTH

  The Company has experienced substantial growth in a relatively short period of time, primarily because of affiliations with existing dental practices. This growth has placed, and will continue to place, significant demands upon the Company's management, operations and systems. The Company's ability to manage its growth effectively will depend upon its ability to hire, train and assimilate additional management and other employees and its ability to expand, improve and effectively utilize its accounting and finance, management and operating systems in order to accommodate its expanded operations. A failure by the Company's management to anticipate, implement and manage effectively the changes required to sustain the Company's growth could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON AFFILIATED DENTAL GROUP PRACTICES

  The Company's revenue will depend on revenue generated by dental group practices with which the Company affiliates. The Company does not employ dentists or control the clinical practices of the dental groups with which it affiliates. There can be no assurance that dental group practices with which the Company affiliates will maintain successful dental practices or that any of the key members of a particular dental group practice will continue practicing with that group. A shortage of available dentists could have a material adverse effect on the Company's expansion opportunities. To the extent permitted by state law, each PC has entered into non-competition agreements and other restrictive covenants with the dentists employed by the PC. There can be no assurance that these restrictive covenants are or will be sufficient to protect the interests of the Company or the PC or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental group practices, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SERVICE AGREEMENTS

  The Company is dependent upon the service agreements it has entered into with each of its affiliated PCs for substantially all of its operating revenue. Under the service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the PCs' dental operations. The Company pays all expenses incurred for these services. The Company is reimbursed for these expenses and also receives fees for providing management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, the Company's service fees consist of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of its dental facilities. In those situations, no additional variable fee is applicable.

  Revenue generated from service agreements with two of the Company's affiliated dental group practices, Park Dental and Smileage Dental Care, represented approximately 56% and 23%, respectively, of the Company's consolidated net revenue for the year ended December 31, 1997 and approximately 43% and 13%, respectively, of the Company's consolidated net revenue for the six months ended June 30, 1998. The termination of either of these service agreements could have a material adverse effect on the Company.

  Any material loss in revenue by one or more PCs (such as the loss of contracts which provide for significant revenue or significant increases in patient nonpayment) would have a material adverse effect on their ability to reimburse the Company for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by a PC, there can be no assurance that the remedies available to the Company under the service agreements will be enforceable or will be adequate to compensate the Company for its damages resulting from such breach.

GOVERNMENT REGULATION

  The dental industry and dental practices are regulated extensively at the state and federal levels. The laws of many states, including states where the Company operates and anticipates operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in certain states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in certain circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. The Company and its affiliated dental practices are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. The Company does not, and does not intend to, control the practice of dentistry by the affiliated dental group practices or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of the Company's business relationships, including the relationships of the Company with affiliated dental group practices, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on the operations of the Company, or that the laws and regulatory environment will not change to restrict or limit the enforceability of the Company's service agreements. The laws and regulations of certain states in which the Company may seek to expand may require the Company to change its contractual relationships with dental practices in a manner that may restrict the Company's operations in those states or may prevent the Company from affiliating with dental practices or providing comprehensive services to dental practices in those states. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, on a capitated or other basis which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws, in which case the Company may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

NEED FOR ADDITIONAL FINANCING

  The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial capital to finance future affiliations. To date, the Company has obtained financing through the public sale of its Common Stock in the IPO, the private sales of Preferred and Common Stock and through its $30 million revolving credit facility. The Company has historically used a combination of cash, Common Stock and Subordinated Notes as consideration in affiliations with dental practices and intends to continue this practice. However, the Company's ability to use its Common Stock and Subordinated Notes as consideration for future affiliations may be adversely affected if the Common Stock fails to maintain a sufficient market value or if the affiliation candidates are unwilling to accept the Subordinated Notes. Furthermore, while funds are currently available under the Company's revolving credit facility, the Company's ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that the Company will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to the Company, or if available, that such financing would be on terms favorable to the Company.

SUBORDINATION OF SUBORDINATED NOTES

  The Subordinated Notes will be unsecured debt obligations of the Company and will at all times remain subordinated to all Senior Indebtedness. The Subordinated Notes will not restrict the Company from incurring any other indebtedness, some of which may be senior to the Subordinated Notes and secured. Because of such subordination, in the event of the Company's liquidation and dissolution, the holders of the Subordinated Notes may receive less, ratably, than the other creditors of the Company. See "Description of Subordinated Notes."

SETOFF AGAINST SUBORDINATED NOTES

  Under the terms of the acquisition agreements to be entered into in connection with the acquisition and affiliation transactions, the Subordinated Notes will be subject to certain setoff rights in favor of the Company to secure the indemnification obligations of the securityholders or principal owners of the businesses whose securities or assets are to be acquired. Consequently, the consideration to be received by such securityholders or owners may be reduced. See "Description of Subordinated Notes."

LACK OF MARKET FOR SUBORDINATED NOTES; RESTRICTIONS ON TRANSFER

  At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements for the business combination transactions will contain certain restrictions with respect to the transfer of the Subordinated Notes. The securityholders or principal owners of the businesses whose securities or assets are to be acquired should be willing and have the financial ability to bear the risk of his or her investment in the Subordinated Notes for an indefinite period of time.

RISKS RELATED TO CAPITATED FEES AND OTHER THIRD PARTY ARRANGEMENTS

  A significant portion of the payments for dental care is paid or reimbursed under insurance programs ("third party payors"). While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices was approximately 33% fee-for-service (which includes indemnity plans), 14% PPO plans and 53% capitated managed care plans for the year ended December 31, 1997. Third party payors are continually negotiating the prices charged for dental care, with a goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for dental care if they determine that a treatment was not performed in accordance with treatment protocols established by such third party payors or for other reasons. Loss of revenue by the Company's affiliated dental group practices caused by cost containment efforts could have a material adverse effect on the Company. Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, which are typically terminable by either party on 30 to 90 days notice, the affiliated dental group practice receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment at the time care is provided. Such payment methods shift a portion of the risk of high costs of over-utilization from the third party payors to the affiliated dental group practices because, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated by the affiliated dental group practices, there may be a potential shortfall between the capitated payments received by the affiliated dental group practices and the costs to provide the contracted services. These shortfalls may impact the Company by the possible reduction in expense reimbursement and service fees from the affiliated dental group practices. The Company's payor mix with respect to capitated managed care plans increases the Company's possible exposure with respect to such shortfalls. There can be no assurance that the Company will be able to negotiate satisfactory third-party payor arrangements on behalf of the affiliated dental practices. Insufficient revenue under capitated contracts or other agreements with third party payors could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

  The Company's affiliated dental practices provide dental care to the public and could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages which could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against the Company as well as the affiliated dental practices, that a claim brought against an affiliated dental group practice or dentist could materially increase professional liability insurance premiums of the affiliated dental group practice, or that fees to the Company from a dental group practice could be adversely affected, if damages payable by that practice exceed insurance coverage limits. The Company's service agreements require that it be named as an additional insured party under the liability insurance policy that each affiliated dental group is required to maintain. In addition, the Company requires each affiliated dental group practice to indemnify the Company for actions or omissions related to the delivery of dental care by such affiliated dental group practice. However, a successful professional liability claim against the Company or an affiliated dental group practice could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations, seasonal fluctuations in the demand for dental care and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKET

  The business of providing practice management services is highly competitive. The Company is aware of a number of competitors specializing in the business of providing comprehensive management services to dental practices and there are other companies with substantial resources that may decide to enter the dental practice management business. In addition, the Company's revenue depends on the success of its affiliated dental groups and those groups face competition from several sources, including solo practitioners and single and multi-disciplinary groups, many of which may have more established practices. See "Business--Competition."

RISKS RELATED TO INTANGIBLE ASSETS

  A significant portion of the Company's consolidated total assets are represented by intangible assets, the amount and concentration of which are expected to increase in connection with future acquisitions. In addition, amortization expense associated with these intangible assets will increase in the future as a result of intangibles recorded in connection with affiliations. In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the value of the Company's intangible assets will be realized. In addition, the Company periodically evaluates whether events or circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company's intangible assets may not be recoverable. When factors indicate that the amount allocable to the Company's intangible assets has been impaired, the Company would be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and results of operation.

CONTROL BY EXISTING STOCKHOLDERS

  As of August 14, 1998, Summit Partners and the other directors and executive officers of the Company beneficially owned an aggregate of approximately 32.0% and 15.2%, respectively, of the outstanding shares of Common Stock. If these groups were to act together, they would have significant voting power with respect to, and may be able to control, the election of the Company's directors and, in general, the determination of the outcome of all corporate actions requiring approval of stockholders, and thus control the business affairs and policies of the Company. Such control could also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  The shares of Common Stock sold in the IPO are freely tradable unless acquired by affiliates of the Company. In addition, as of the completion of the IPO, substantially all of the shares of Common Stock that were outstanding prior to the IPO became eligible for sale in the public market under Rule 144 beginning 90 days after the date of the IPO Prospectus (April 15, 1998). All such shares are subject to lock-up agreements for a period of 180 days from the date of the IPO Prospectus.

  The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses with which the Company affiliates or acquires, without restriction; and (ii) for affiliates of the businesses with which the Company affiliates or acquires, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case the Company contractually restricts their resale. The Company anticipates that the persons acquiring shares of Common Stock in acquisition and affiliation transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time. Initially, the Company will issue Common Stock in connection with such transactions subject to a lock-up period of at least 180 days from the date of the IPO Prospectus. See "Shares Eligible for Future Sale."

  Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through the sale of its equity securities. The Company is unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. Certain existing stockholders have the right to require the Company to register their Common Stock from time to time. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the IPO, there was no public market for the Common Stock. The Common Stock is traded on the Nasdaq National Market, however, there can be no assurance that an active trading market will be sustained or that the market price of the Common Stock will not decline below the initial public offering price of the IPO. The initial public offering price of the Common Stock in the IPO was determined by negotiations between the Company and the representatives of the underwriters and may not bear any relationship to the market price of the Common Stock after the IPO. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company, governmental regulatory action, general conditions in the health care industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many health care services companies and which have often been unrelated to the operating performance of such companies. The Company's operating results in the future may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially.

NO DIVIDENDS DUE TO POLICY AND PROHIBITIONS

  The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. In addition, the terms of the Company's revolving credit facility prohibit the Company from paying dividends or making other payments with respect to its Common Stock without the consent of the lender. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Among other matters, the Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors. The Company also is subject to
Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

                                  THE COMPANY

 Overview

  American Dental Partners, Inc. was formed as a Delaware corporation on December 22, 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with the affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff. The Company does not employ dentists or control the clinical aspects of dentistry. As described below, the Company's rapid growth has resulted primarily from the affiliations completed, which consisted of three dental group practice affiliations in 1996, six dental group practice affiliations completed in 1997 and seven dental group practice affiliations completed through July 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Affiliation Summary."

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups and their respective dates of affiliation are: PDG, P.A. ("Park Dental") in November 1996; L. Crane & Associates, P.C. ("Longhorn Dental") in December 1996; and the Wisconsin Dental Group, S.C. ("Smileage Dental Care") in December 1996. These transactions are referred to as the "1996 Transactions."

 1997 Transactions

  During 1997, the Company acquired substantially all the assets of six dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). These dental group practices and their respective dates of affiliation are: Lakeside Dental Group professional corporation ("Lakeside Dental Care") in March 1997; Malcolm R. Scott, D.D.S. in March 1997; AJS Associates, P.C. ("Soster Dental Group") in May 1997; Wisconsin Dental Professionals, S.C. ("Northpoint Dental Group") in July 1997; the four professional corporations owned by Dr. Terrance R. Wilkens (the "Wilkens Dental Group") in October 1997; and OCG, Ltd. (the "Orthocare Group") in October 1997. As part of the Orthocare Group transaction, the Company acquired Orthocare, Ltd., a related entity that contracts with third party payors and orthodontic providers to arrange for the provision of orthodontic care to patients insured by such third party payors in Minneapolis/St. Paul and Wisconsin. These transactions are referred to as the "1997 Transactions."

 1998 Transactions

  Since the beginning of 1998, the Company has acquired substantially all the assets of seven dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into 40-year service agreements with three of the affiliated dental groups (four practices joined existing affiliates). These dental group practices and their respective dates of affiliation are: Associated Dental Care Providers, P.C. ("Associated Dental Care") in January 1998; Family Care Dental Centers, Inc. in April 1998; John E. Carey, D.D.S. and James J. Peterman, D.D.S. in April 1998; Leroy S. Crapanzano, D.D.S. in April 1998; Reston Dental Group, P.C. in June 1998; TSC Dental Centers in June 1998; and Indiana Dental Group, Inc. in July 1998. These transactions are referred to as the "1998 Transactions."

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock in the past and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lender's consent. The Company's Board of Directors intends, for the foreseeable future, to retain earnings to finance the continued operation and expansion of the Company's business.

                          PRICE RANGE OF COMMON STOCK

  Since April 16, 1998, the commencement date of the IPO, the Company's Common Stock has been traded on the Nasdaq National Market system under the symbol "ADPI." The following table sets forth the range of the reported high and low sales prices of the Company's Common Stock for the periods indicated:

                                                                 HIGH     LOW
                                                                ------- -------
   Year Ending December 31, 1998:
     2nd Quarter (beginning April 16, 1998).................... $19.375 $13.750
     3rd Quarter (through August 14, 1998)..................... $15.000 $10.875

  As of August 14, 1998, there were approximately 66 holders of record of Common Stock, as shown on the records of the transfer agent and registrar of Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock. The last reported sale price of the Common Stock on the Nasdaq National Market as of August 14, 1998 was $11.75 per share.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998 cash and cash equivalents, current maturities of debt and the capitalization of the Company (in thousands, except share and per share amounts):

                                                                  JUNE 30, 1998
                                                                  -------------
Cash and cash equivalents........................................    $ 2,279
                                                                     =======
Current maturities of debt.......................................    $   964
                                                                     =======
Long-term debt, less current maturities..........................    $ 7,993
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 1,000,000 shares
   authorized, no shares issued or outstanding...................        --
  Common stock, par value $0.01 per share, 25,000,000 shares
   authorized, 7,416,512 shares issued and outstanding (1).......         74
  Additional paid-in capital.....................................     45,546
  Unearned compensation..........................................        (37)
  Accumulated deficit............................................        (66)
                                                                     -------
    Total stockholders' equity...................................     45,517
                                                                     -------
      Total capitalization.......................................    $53,510
                                                                     =======

--------
(1) Excludes 1,190,184 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans as of August 14, 1998. See "Management--Stock Plans."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)

  The selected consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the selected consolidated balance sheet data at December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, Independent Certified Public Accountants, and which are included elsewhere in this Prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1997 and 1998, the selected consolidated balance sheet data at June 30, 1998 have been derived from the Unaudited Interim Consolidated Financial Statements of the Company which are also included elsewhere in this Prospectus. The selected historical financial data provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Consolidated Financial Statements and the related notes thereto of the Company and other financial information included elsewhere in this Prospectus.

                                              YEARS ENDED       SIX MONTHS
                                             DECEMBER 31,     ENDED JUNE 30,
                                            ----------------  ----------------
                                             1996     1997     1997     1998
                                            -------  -------  -------  -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue................................ $ 3,933  $53,270  $23,302  $38,388
                                            -------  -------  -------  -------
Operating expenses:
  Salaries and benefits....................   2,098   28,438   12,528   20,101
  Lab fees and dental supplies.............     534    6,435    2,839    4,837
  Office occupancy.........................     389    4,814    2,121    3,459
  Other operating expenses.................     773    6,264    2,947    3,264
  General corporate expenses...............   2,395    3,337    1,424    2,031
  Depreciation.............................     177    1,580      759    1,162
  Amortization of intangibles..............      48      645      214      746
                                            -------  -------  -------  -------
    Total operating expenses...............   6,414   51,513   22,832   35,600
                                            -------  -------  -------  -------
Earnings (loss) from operations............  (2,481)   1,757      470    2,788
  Interest expense (income), net...........     (38)     563       80      645
                                            -------  -------  -------  -------
Earnings (loss) before income taxes........  (2,443)   1,194      390    2,143
  Income taxes.............................     --       124        7      836
                                            -------  -------  -------  -------
  Net earnings (loss)...................... $(2,443) $ 1,070  $   383  $ 1,307
                                            =======  =======  =======  =======
Net earnings (loss) per common share(1):
  Basic.................................... $ (3.45) $ (0.05) $ (0.10) $  0.21
  Diluted.................................. $ (3.45) $ (0.05) $ (0.10) $  0.18
Weighted average common shares
 outstanding(1):
  Basic....................................     768    2,273    2,219    4,357
  Diluted..................................     768    2,273    2,219    6,056
Ratio of earnings to fixed charges(2)......     N/A      2.4      2.6      3.6

                 See accompanying footnotes on following page.

         (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND STATISTICAL DATA)

                                                         DECEMBER 31,
                                                        --------------- JUNE 30,
                                                         1996    1997     1998
                                                        ------- ------- --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 5,836 $ 4,675  $2,279
Working capital........................................   3,189     759  (3,235)
Total assets...........................................  25,294  47,959  65,397
Long-term debt, excluding current maturities...........   3,063  21,253   7,993
Redeemable and convertible preferred stock.............  15,105  16,297     --
Total stockholders' equity.............................     164     909  45,517

                                                        DECEMBER 31,
                                                        --------------  JUNE 30,
                                                         1996    1997     1998
                                                        ------  ------  --------
STATISTICAL DATA (END OF PERIOD):
Number of states.......................................      3       5      7
Number of markets......................................      7      10     16
Number of dental facilities............................     42      77     96
Number of operatories(3)...............................    331     566    760
Number of affiliated dentists(4).......................    128     171    215

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Net earnings (loss) per common share are computed on the basis described in Notes 2 and 12 to the Company's Consolidated Financial Statements and in Note 4 to the Company's Unaudited Interim Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt expenses and the portion of non-reimbursed rental expense estimated to be representative of the interest factor (approximately 1/3 of non-reimbursed rental expense). Fixed charges ordinarily do not include any provision for principal repayment. For the year ended December 31, 1996, earnings before income taxes plus fixed charges were insufficient to cover fixed charges by approximately $2.4 million.
(3) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.
(4) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Unaudited Interim Consolidated Financial Statements, and the notes thereto, of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors set forth under "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in selected markets in the United States. The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company's rapid growth has resulted primarily from the Company's affiliations with dental group practices. From November 1996 (the date of the Company's first dental group practice affiliation) to June 30, 1998, the Company completed affiliations with 15 dental group practices and, at June 30, 1998, operated 96 dental facilities with 760 operatories in seven states.

  An integral part of the Company's strategy is to affiliate with dental group practices. Because of the financial impact of the Company's affiliations during 1996 and 1997, it is difficult to make meaningful comparisons between the Company's financial statements during these periods. In addition, due to the relatively small number of affiliated dental group practices, each affiliation can impact the overall operating results of the Company. After affiliating with a dental group practice, the Company typically takes a number of steps designed to enhance the dental group's practice revenue, improve practice operating efficiencies and expand practice operating margins. The benefits of these actions generally do not occur immediately. Consequently, the financial performance of a newly-affiliated dental group practice could negatively affect overall operating margins in the near term. As the Company grows, it expects that the effect of adding a new dental group practice affiliation will be mitigated by the expanded financial base of the existing affiliations. See "Business--Business Strategy."

AFFILIATION SUMMARY

  When affiliating with a dental group practice, the Company acquires substantially all its assets except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into a long-term service agreement with the affiliated dental practice. Under its service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. Each of the Company's service agreements is for an initial term of 40 years. The Company does not own or control the affiliated dental practices and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups are: Park Dental in Minneapolis; Longhorn Dental in Austin; and Smileage Dental Care in Milwaukee. These transactions resulted in the addition of 42 dental facilities with 331 operatories. The aggregate consideration for the 1996 Transactions consisted of approximately $7.3 million in cash, $2.2 million in Subordinated Notes and 1,613,400 shares of Common Stock. All Subordinated Notes bear interest at 7% and are payable in seven annual installments maturing in 2003.

 1997 Transactions

  During 1997, the Company acquired substantially all the assets of six dental group practices and Orthocare Ltd., a related entity of one of these practices, and simultaneously entered into 40-year service agreements with four of these affiliated dental groups (two practices joined existing affiliates). These six dental group practices are: Lakeside Dental Care in New Orleans; Malcolm R. Scott, D.D.S. in San Marcos, Texas; Soster Dental Group in Pittsburgh; Northpoint Dental Group and Wilkens Dental Group in Milwaukee; and the Orthocare Group in Minneapolis. The Lakeside Dental Care and Soster Dental Group affiliations represented the entry into two new markets by the Company. The affiliation with Malcolm R. Scott, D.D.S. expanded the Company's market presence in Austin by adding one dental facility with six operatories. The affiliation with Northpoint Dental and Wilkens Dental groups expanded the Company's market presence in Milwaukee by adding six dental facilities with 53 operatories. In total, these transactions resulted in the addition of 29 dental facilities with 199 operatories. The aggregate consideration for the above transactions consisted of approximately $16.8 million in cash, $2.4 million in Subordinated Notes and 180,834 shares of Common Stock. All Subordinated Notes bear interest at 7% and are payable in seven annual installments maturing in 2004.

 1998 Transaction (completed through June 30, 1998)

  Since the beginning of 1998, the Company acquired substantially all the assets of six dental group practices and simultaneously entered into 40-year service agreements with three of the affiliated dental groups (three practices joined existing affiliates). These six dental group practices are: Associated Dental Care in Phoenix and Tucson; Family Care Dental Centers in Janesville, Kenosha and Racine, Wisconsin; John E. Carey, D.D.S. and James J. Peterman, D.D.S. in Madison, Wisconsin; Leroy S. Crapanzano, D.D.S. in New Orleans; Reston Dental Group in Reston, Virginia; and TSC Dental Centers in Houston. The Associated Dental Care, Reston Dental Group and TSC Dental Centers affiliations represented the entry into four new markets by the Company. The affiliation with Family Care Dental Centers expanded the Company's market presence in the Kenosha, Wisconsin market and represented the entry of the Company into two new markets in Wisconsin, Janesville and Racine. The affiliations with John E. Carey, D.D.S. and James J. Peterman, D.D.S. and Leroy S. Crapanzano, D.D.S. expanded the Company's market presence in the Madison and New Orleans markets, respectively. In total, these affiliations resulted in the addition of 17 dental facilities with 170 operatories. The aggregate consideration for these transactions consisted of approximately $15.1 million in cash, $1.7 million in Subordinated Notes, $0.9 million in deferred payments, 34,800 shares of Common Stock and future contingent payments for one affiliation based on a multiple of service fees received in excess of a predetermined threshold for each of the three years ending May 31, 1999, 2000 and 2001.

 Pending Transactions

  The Company currently is in discussions with a number of dentists and owners of dental group practices about possible affiliations with the Company. The Company currently has a letter of intent signed with a potential affiliate. Completion of this transaction is subject to due diligence review and completion of final agreements. There can be no assurance that the Company will consummate this or any future transactions.

COMPONENTS OF REVENUE AND EXPENSES

  Affiliate Adjusted Gross Revenue and Payor Mix. The Company's affiliated dental group practices generate revenue from patients and third party payors under fee-for-service, PPO plans and capitated managed care plans. The affiliated dental group practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts. While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices was approximately 33% fee-for-service, 14% PPO plans and 53% capitated managed care plans for the year ended December 31, 1997.

  The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. Expenses incurred for the operation and administration of the dental facilities include salaries and benefits for non-dentist personnel working at the dental facilities (the administrative staff and, where premitted by law, the dental hygienists and dental assistants), lab fees, dental supplies, office occupancy costs of the dental facilities (rent, utilities, etc.) and depreciation related to the fixed assets at the dental facilities. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits and certain other expenses of the dentists.

  Net Revenue. Net revenue for the Company represents the aggregate fees charged to the affiliated dental practices pursuant to the terms of the long-term service agreements under which the Company agrees to manage the non-clinical aspects of the dental practice. Under such agreements, the affiliated dental group practices reimburse the Company for actual expenses incurred in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, the Company's service fees consist of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of its dental facilities. In those situations, no additional variable fee is applicable. For the year ended December 31, 1997, the total amount of the monthly fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the additional variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC. Pursuant to the terms of the service agreements, the Company bills patients and third party payors on behalf of the affiliated PCs. Such funds are used to pay all operating expenses, to pay fees to the Company for its management services and are then used by the PCs to pay their provider expenses. Such funds are applied in the following order of priority: reimbursement of expenses incurred in connection with the operation and administration of the dental facilities; repayment of advances, if any, made by the Company to the PC; payment of the monthly fee; payment of provider expenses; and payment of the additional variable fee. Additionally, the Company's net revenue includes amounts from third party payors related to the arrangement of the provision of care to patients.

  Operating Expenses. Operating expenses (excluding general corporate expenses, depreciation and amortization of intangibles) consist of the expenses incurred by the Company in fulfilling its obligations under the service agreements. These expenses are operating costs and expenses that would have been incurred by the affiliated dental groups had they not affiliated with the Company and include non-dentist salaries and benefits, lab fees and dental supplies, office occupancy cost and other expenses related to operations. Salaries and benefits expense are for personnel working for the Company at the dental facilities, as well as the local operating management. At the facility level, the Company generally employs the administrative staff and, where permitted by law, the dental hygienists and dental assistants. The local operating management team supervises and supports the staff at the dental facilities. Office occupancy includes rent expense and certain other operating costs such as utilities associated with dental facilities and the local administrative offices. Such costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market. Other expenses consist of professional fees, marketing costs and other general and administrative expenses. See "Business-- Operations--Operating Structure."

  General Corporate Expenses. General corporate expenses consist of compensation expenses for the Company's corporate personnel and administrative staff, as well as facility and other administrative costs of the Company's corporate offices. The Company provides management, administrative, third party contracting and other services to the affiliated groups.

  Depreciation. Depreciation expense includes depreciation charges related to leasehold improvements and furniture, fixtures and equipment used to operate the dental facilities.

  Amortization of Intangibles. Amortization of intangibles relates to intangible assets incurred in connection with the 1996, 1997 and 1998 Transactions.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

 Overview

  The Company conducted no significant operations from January 1996 until November 1996, when it completed its first affiliation. Accordingly, the Company generated net revenue of only $3,933,000 for 1996. General corporate expenses incurred during 1996 were $2,395,000 and contributed to a net loss of $2,443,000. During 1997, net revenue generated from completed affiliations exceeded operating expenses and general corporate expenses resulting in net income of $1,070,000. As a result of the Company's recent rapid expansion, the Company does not believe that a period-to-period comparison and the percentage relationships of the year ended December 31, 1996 as compared with the year ended December 31, 1997 are meaningful.

 Results of Operations

  Net Revenue. Net revenue amounted to $3,933,000 for 1996 as compared with $53,270,000 for 1997. The 1997 period included revenue derived from service agreements entered into in connection with the 1996 Transactions for the entire year of 1997, plus revenue derived from service agreements entered into in connection with the 1997 Transactions. Net revenue included expense reimbursements ($3,175,000 for 1996 as compared with $36,386,000 for 1997), management service fees ($720,000 for 1996 as compared with $12,056,000 for 1997) and revenue related to the arrangement of the provision of care to patients ($38,000 for 1996 as compared with $4,828,000 for 1997). Expense reimbursements included rent expense ($267,000 for 1996 as compared with $3,476,000 for 1997) and other operating expenses ($2,908,000 for 1996 as compared with $32,910,000 for 1997). Management service fees included the monthly fee ($720,000 for 1996 as compared with $10,724,000 for 1997) and the additional variable fee ($0 for 1996 as compared with $1,332,000 for 1997). Net revenue derived from the Company's service agreement with Park Dental represented approximately 56% of the Company's consolidated net revenue for the year ended December 31, 1997. The termination of this service agreement could have a material adverse effect on the Company. See "Risk Factors-- Dependence Upon Service Agreements."

  Operating Expenses. Operating expenses for 1996 were $3,794,000 or approximately 96% of net revenue as compared with $45,951,000 or approximately 86% of net revenue for 1997. The increase in the dollar amount resulted from the full year impact of the 1996 Transactions plus the impact of the 1997 Transactions.

  General Corporate Expenses. General corporate expenses were $2,395,000 or approximately 61% of net revenue for 1996, as compared with $3,337,000 or approximately 6% of net revenue for 1997. The increase resulted primarily from the impact of additional corporate personnel hired in finance, information systems and operations in late 1996 and early 1997 to build infrastructure in anticipation of the Company's growth. The level of general corporate expenses will likely continue to increase in the future as the Company continues to expand its management infrastructure. However, it is anticipated that these expenses will decline as a percentage of net revenue as the Company achieves its growth objectives.

  Depreciation. Depreciation expense was $177,000 or approximately 5% of net revenue for 1996, as compared with $1,580,000 or approximately 3% of net revenue for 1997. Depreciation expense for 1996 resulted from costs incurred in connection with the purchase of furniture, fixtures and equipment for the corporate office.

Depreciation expense for 1997 included depreciation related primarily to the assets acquired and capital expenditures incurred in connection with the Company's completed affiliations. Depending on the amount and timing of future capital expenditures, depreciation expense will likely increase.

  Amortization of Intangible Assets. Amortization of intangibles was $48,000 or approximately 1% of net revenue for 1996, as compared with $645,000 or approximately 1% of net revenue for 1997. Amortization resulted from intangible assets recorded in connection with the Company's nine affiliations and one acquisition completed during 1997. The Company expects that amortization of intangibles will increase in the future as a result of intangibles recorded in connection with future affiliations.

  Interest Expense (Income), Net. Net interest income was $38,000 for 1996, as compared with net interest expense of $563,000 for 1997. Interest income for 1996 resulted from earnings on proceeds received from the Company's private sales of equity securities. Interest expense for 1997 resulted from borrowings under the Company's credit facility, the issuance of subordinated notes and the assumption of certain other debt in connection with completed affiliations.

  Income Taxes. The Company incurred no income tax expense for 1996, as compared with $124,000 for 1997. The net loss incurred for 1996 resulted in the Company creating a net operating loss carryforward for financial statement purposes. For 1997, the Company utilized a portion of its net operating loss carryforward which resulted in only $124,000 of income tax expense.

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE THREE MONTHS ENDED JUNE 30,
1998

 Overview

  The Company's net earnings amounted to $211,000 or a diluted loss per share available to common stockholders of $(0.04) for the three months ended June 30, 1997, as compared with net earnings of $838,000 or diluted earnings per share of $0.11 for the three months ended June 30, 1998. The increase in net earnings resulted from incremental earnings provided from completed acquisitions and affiliations and from internal growth.

  Net Revenue. Net revenue increased from $12,076,000 for 1997 to $20,217,000 for 1998, an increase of approximately 67%. The increase in net revenue in 1998 is due primarily to the inclusion of revenue derived from service agreements entered into in connection with the 1997 Transactions for the entire period and from the 1998 Transactions. In addition, same market growth from the Company's affiliates in Austin, Milwaukee, Minneapolis and New Orleans resulted from the addition and expansion of the Company's facilities, the addition of dentists to the Company's affiliated dental group network and increases in certain affiliates' fees. Net revenue included expense reimbursements ($8,354,000 for 1997 as compared with $13,441,000 for 1998), management service fees ($2,809,000 for 1997 as compared with $4,730,000 for 1998) and revenue related to the arrangement of the provision of care to patients ($913,000 for 1997 as compared with $2,046,000 for 1998). Expense reimbursements included rent expense ($793,000 for 1997 as compared with $1,372,000 for 1998) and other operating expenses ($7,561,000 for 1997 as compared with $12,069,000 for 1998). Management service fees included a monthly fee ($2,527,000 for 1997 as compared with $4,241,000 for 1998) and an additional variable fee ($282,000 for 1997 as compared with $489,000 for 1998). Net revenue derived from the Company's service agreement with Park Dental represented approximately 61% and 42% of the Company's consolidated net revenue for 1997 and 1998, respectively.

  Salaries and Benefits Expense. Salaries and benefits amounted to $6,339,000 or 52.5% of net revenue for 1997, as compared with $10,452,000 or 51.7% of net revenue for 1998. The decrease in salaries and benefits as a percentage of net revenue resulted primarily from more efficient utilization of staff in existing facilities, the regionalization of finance, operations and administrative staff in certain markets and the acquisition of facilities with a generally lower ratio of staffing costs to net revenue in their respective markets compared to the existing base of facilities. These savings were partially offset by an increase in the amount of expense related to the arrangement of the provision of care to patients, which is at a higher percentage of net revenue.

  Lab Fees and Dental Supplies Expense. Lab fees and dental supplies expense increased from $1,505,000 or 12.5% of net revenue for 1997 to $2,641,000 or 13.1% of net revenue for 1998. Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. The increase in lab fees and dental supplies as a percentage of net revenue is attributable to a combination of an increase in the mix of procedures requiring more extensive lab work, the acquisition of facilities with a generally higher ratio of lab fees and dental supplies expense to net revenue in their respective markets compared to the existing base of facilities, rate increases and precious metals surcharges from certain lab providers and the outsourcing of certain lab work which was previously handled in-house.

  Office Occupancy Expense. Office occupancy expense amounted to $1,113,000 for 1997, as compared with $1,850,000 for 1998. As a percentage of net revenue, these costs remained consistent from 1997 to 1998 at 9.2%.

  Other Operating Expenses. Other expenses amounted to $1,581,000 or 13.1% of net revenue for 1997, as compared with $1,619,000 or 8.0% of net revenue for 1998. Other costs decreased as a percentage of net revenue due primarily to the reduction of certain expenses associated with the administration of a benefit plan that was renegotiated, the regionalization of administrative functions in certain markets, a reduction of the Minnesota Care Tax rate from 2.0% to 1.5% and efficiencies from managing certain expenses, such as professional fees and other costs associated with operating a stand alone dental group practice, on a national level, as opposed to on a local level.

  General Corporate Expenses. General corporate expenses were $689,000 or 5.7% of net revenue for 1997, as compared with $1,056,000 or 5.2% of net revenue for 1998. The Company has built its management infrastructure in anticipation of rapid growth. This included the hiring of key management and support staff in the areas of finance, operations and information systems. In 1998, the Company began to leverage these costs, resulting in a reduction of general corporate expenses as a percentage of net revenue. This reduction was partially offset by an increase in costs associated with being a public company. The level of general corporate expenses will likely continue to increase in the future as the Company continues to expand its management infrastructure. However, it is anticipated that these expenses will continue to decline as a percentage of net revenue.

  Depreciation. Depreciation expense was $403,000 or 3.3% of net revenue for 1997, as compared with $606,000 or 3.0% of net revenue for 1998. Depreciation expense included depreciation related primarily to the assets acquired and capital expenditures associated with the addition of two new dental facilities in Minneapolis and the addition of new operatories in Austin, Milwaukee and Minneapolis. Depending on the amount and timing of future capital expenditures, depreciation expense will likely increase.

  Amortization of Intangibles. Amortization of intangibles was $121,000 or 1.0% of net revenue for 1997, as compared with $413,000 or 2.0% of net revenue for 1998. The increase in amortization resulted from intangible assets recorded in connection with the Company's six affiliations and one acquisition completed during 1997 and six affiliations completed during 1998. The Company expects that amortization of intangibles will increase in the future as a result of intangibles recorded in connection with future acquisitions and affiliations.

  Interest Expense, net. Net interest expense was $107,000 or 0.9% of net revenue for 1997, as compared with $206,000 or 1.0% of net revenue for 1998. The increase in interest expense resulted primarily from an increase in average borrowings under the Company's revolving credit facility in 1998 as compared with 1997. In addition, the issuance of subordinated notes in connection with the 1997 and 1998 Transactions contributed to higher interest expense in 1998. This increase in interest expense was partially offset by an increase in interest income as a result of the temporary investment of the net proceeds from the initial public offering. As a percentage of net revenue, net interest expense remained relatively consistent from 1997 to 1998.

  Income Taxes. The Company incurred income tax expense of $7,000 for 1997, as compared with $536,000 for 1998. In 1997, the Company utilized a portion of its net operating loss carryforward which resulted in minimal income tax expense. For 1998, the Company's effective tax rate was approximately 39%, resulting in income tax expense of $536,000.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

 Overview

  The Company's net earnings amounted to $383,000 or a diluted loss per share available to common stockholders of $(0.10) for the six months ended June 30, 1997, as compared with net earnings of $1,307,000 or diluted earnings per share of $0.18 for the six months ended June 30, 1998. The increase in net earnings resulted from incremental earnings provided from completed acquisitions and affiliations and from internal growth.

  Net Revenue. Net revenue increased from $23,302,000 for 1997 to $38,388,000 for 1998, an increase of approximately 65%. The increase in net revenue in 1998 is due primarily to the inclusion of revenue derived from service agreements entered into in connection with the 1997 Transactions for the entire period and from the 1998 Transactions. In addition, same market growth from the Company's affiliates in Austin, Milwaukee and Minneapolis resulted from the addition and expansion of the Company's facilities, the addition of dentists to the Company's affiliated dental group network and increases in certain affiliates' fees. Net revenue included expense reimbursements ($16,187,000 for 1997 as compared with $25,645,000 for 1998), management service fees ($5,208,000 for 1997 as compared with $8,655,000 for 1998) and revenue related to the arrangement of the provision of care to patients ($1,907,000 for 1997 as compared with $4,088,000 for 1998). Expense reimbursements included rent expense ($1,521,000 for 1997 as compared with $2,536,000 for 1998) and other operating expenses ($14,666,000 for 1997 as compared with $23,109,000 for 1998). Management service fees included a monthly fee ($4,826,000 for 1997 as compared with $7,981,000 for 1998) and an additional variable fee ($382,000 for 1997 as compared with $674,000 for 1998). Net revenue derived from the Company's service agreement with Park Dental represented approximately 62% and 43% of the Company's consolidated net revenue for 1997 and 1998, respectively.

  Salaries and Benefits Expense. Salaries and benefits amounted to $12,528,000 or 53.8% of net revenue for 1997, as compared with $20,101,000 or 52.4% of net revenue for 1998. The decrease in salaries and benefits as a percentage of net revenue resulted primarily from more efficient utilization of staff in existing facilities, the regionalization of finance, operations and administrative staff in certain markets and the acquisition of facilities with a generally lower ratio of staffing costs to net revenue in their respective markets compared to the existing base of facilities. These cost savings were partially offset by an increase in the amount of expense related to the arrangement of the provision of care to patients, which is at a higher percentage of net revenue.

  Lab Fees and Dental Supplies Expense. Lab fees and dental supplies expense increased from $2,839,000 or 12.2% of net revenue for 1997 to $4,837,000 or 12.6% of net revenue for 1998. Lab fees and dental supplies expense varies from affiliate to affiliate and is affected by the volume and type of procedures performed. The increase in lab fees and dental supplies as a percentage of net revenue is attributable to a combination of an increase in the mix of procedures requiring more extensive lab work, the acquisition of facilities with a generally higher ratio of lab fees and dental supplies expense to net revenue in their respective markets compared to the existing base of facilities, rate increases and precious metals surcharges from certain lab providers and the outsourcing of certain lab work which was previously handled in-house.

  Office Occupancy Expense. Office occupancy expense amounted to $2,121,000 for 1997, as compared with $3,459,000 for 1998. As a percentage of net revenue, these costs remained relatively consistent at 9.1% for 1997 and 9.0% for 1998.

  Other Operating Expenses. Other expenses amounted to $2,947,000 or 12.6% of net revenue for 1997, as compared with $3,264,000 or 8.5% of net revenue for 1998. Other costs decreased as a percentage of net revenue due primarily to the reduction of certain expenses associated with the administration of a benefit plan that was renegotiated, the regionalization of administrative functions in certain markets, a reduction of the Minnesota Care Tax rate from 2.0% to 1.5% and efficiencies from managing certain expenses, such as professional fees and other costs associated with operating a stand alone dental group practice, on a national level, as opposed to on a local level.

  General Corporate Expenses. General corporate expenses were $1,424,000 or 6.1% of net revenue for 1997, as compared with $2,031,000 or 5.3% of net revenue for 1998. The Company has built its management infrastructure in anticipation of rapid growth. This included the hiring of key management and support staff in the areas of finance, operations and information systems. In 1998, the Company began to leverage these costs, resulting in a reduction of general corporate expenses as a percentage of net revenue. This reduction was partially offset by an increase in costs associated with being a public company. The level of general corporate expenses will likely continue to increase in the future as the Company continues to expand its management infrastructure. However, it is anticipated that these expenses will continue to decline as a percentage of net revenue.

  Depreciation. Depreciation expense was $759,000 or 3.3% of net revenue for 1997, as compared with $1,162,000 or 3.0% of net revenue for 1998. Depreciation expense included depreciation related primarily to assets acquired and capital expenditures associated with the addition of three new dental facilities in Minneapolis and the addition of new operatories in Austin, Milwaukee and Minneapolis. Depending on the amount and timing of future capital expenditures, depreciation expense will likely increase.

  Amortization of Intangibles. Amortization of intangibles was $214,000 or 0.9% of net revenue for 1997, as compared with $746,000 or 1.9% of net revenue for 1998. The increase in amortization resulted from intangible assets recorded in connection with the Company's six affiliations and one acquisition completed during 1997 and six affiliations completed during 1998. The Company expects that amortization of intangibles will increase in the future as a result of intangibles recorded in connection with future acquisitions and affiliations.

  Interest Expense, net. Net interest expense was $80,000 or 0.3% of net revenue for 1997, as compared with $645,000 or 1.7% of net revenue for 1998. The increase in interest expense resulted primarily from increased average borrowings under the Company's credit facility in 1998 as compared with 1997. In addition, the issuance of subordinated notes in connection with the 1997 and 1998 Transactions contributed to higher interest expense in 1998.

  Income Taxes. The Company incurred income tax expense of $7,000 for 1997, as compared with $836,000 for 1998. In 1997, the Company utilized a portion of its net operating loss carryforward which resulted in minimal income tax expense. For 1998, the Company's effective tax rate was approximately 39%, resulting in income tax expense of $836,000.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operating and capital needs, including cash used for acquisitions, capital expenditures and working capital, from its sales of equity securities, borrowings under its revolving line of credit and cash generated from operations. From November 1996 (the date of the Company's first dental group practice affiliation) through June 30, 1998, the Company completed 15 dental group practice affiliations for aggregate consideration of $39,290,000 in cash, $6,318,000 in subordinated promissory notes, $890,000 in deferred payments, 1,829,034 shares of Common Stock and future contingent payments for one affiliation based on a multiple of service fees received in excess of a predetermined threshold for each of the three years ending May 31, 1999, 2000 and 2001.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1997

  For the years ended December 31, 1996 and 1997, cash provided by (used for) operating activities amounted to ($1,539,000) and $1,901,000, respectively. Cash used for operating activities during 1996 resulted primarily from the Company's start-up activities prior to the completion of its first affiliation.

  For the years ended December 31, 1996 and 1997, cash used in investing activities amounted to $6,878,000 and $17,977,000, respectively. For 1996, this included $6,632,000 in cash used for acquisitions, net of cash acquired, and $386,000 in capital expenditures. Capital expenditures in 1996 included costs associated with the opening of dental facilities in Austin and in Milwaukee. For the year ended December 31, 1997, cash used for acquisitions amounted to $14,878,000, net of cash acquired, and capital expenditures amounted to $3,212,000. Capital expenditures for the year ended December 31, 1997 included costs associated with the opening of two new facilities in Minneapolis and two new facilities in Milwaukee.

  For the years ended December 31, 1996 and 1997, cash provided from financing activities amounted to $14,253,000 and $14,915,000, respectively. Cash provided by financing activities during 1996 resulted primarily from the Company's private sales of Preferred and Common Stock, which included $7,900,000 in proceeds from the issuance of Series A Convertible Preferred Stock, $7,000,000 in proceeds from the issuance of Series B Redeemable Preferred Stock and $100,000 in proceeds from the issuance of Common Stock. Cash provided from financing activities for the year ended December 31, 1997 resulted primarily from borrowings under the Company's revolving credit facility.

 Six Months Ended June 30, 1997 Compared to the Six Months Ended June 30, 1998

  For the six months ended June 30, 1997 and 1998, cash provided by operating activities amounted to $377,000 and $4,231,000, respectively. The increase in cash from operations resulted primarily from earnings generated from acquisitions and affiliations, same market growth and expanded profit margins.

  For the six months ended June 30, 1997 and 1998, cash used in investing activities amounted to $5,402,000 and $18,080,000, respectively. Cash used for investing activities included cash used for acquisitions and affiliations and for capital expenditures. Cash used for acquisitions, net of cash acquired, was $3,171,000 for 1997 and $15,088,000 for 1998. Cash used for capital expenditures was $1,669,000 and $1,982,000 for 1997 and 1998, respectively. Capital expenditures for 1997 included costs associated with the addition of dental facilities in Austin and Milwaukee. Capital expenditures for 1998 included costs associated with the addition of three new dental facilities in Minneapolis and the addition of new operatories in Austin, Milwaukee and Minneapolis. The establishment of new dental facilities and the expansion of existing dental facilities in the future will require ongoing capital expenditures.

  For the six months ended June 30, 1997 and 1998, cash provided by financing activities amounted to $858,000 and $11,453,000, respectively. Cash provided by financing activities during 1997 resulted from borrowings under the Company's revolving line of credit of $1,800,000, net of the repayment of certain indebtedness and the payment of debt issuance costs. Cash provided by financing activities in 1998 resulted primarily from net proceeds received from the Company's initial public offering. During the second quarter of 1998, the Company sold 2,587,500 shares of Common Stock in their initial public offering at $15.00 per share. Net proceeds to the Company after deducting underwriting discounts and commissions and offering costs were approximately $34,596,000. Such proceeds were used to (i) redeem all the Series B Redeemable Preferred Stock, including unpaid dividends, in the amount of $7,851,000, and
(ii) repay outstanding indebtedness under the Company's revolving credit facility, including accrued interest, in the amount of $20,651,000 and (iii) complete additional affiliation transactions.

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with Fleet National Bank. The credit facility is being used for general corporate purposes, including acquisitions and affiliations. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000. The outstanding balance under this line as of July 31, 1998 was $3,035,000.

  As of July 31, 1998, 740,106 shares of Common Stock and $24,790,000 aggregate principal amount of subordinated promissory notes remain available to be issued pursuant to this Offering.

  The Company believes that cash generated from operations and amounts available under its revolving credit facility will be sufficient to fund its anticipated cash needs for working capital, capital expenditures and acquisitions and affiliations for at least the next 12 months.

YEAR 2000 ISSUE

  The Year 2000 issue is the result of certain computer programs being written using two digits rather than four digits to define the year. Accordingly, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in system failures or miscalculations causing disruptions in operations, including the temporary inability to process transactions, send invoices or statements, or engage in similar normal business activities. The Company utilizes software and related computer technologies essential to its operations.

  All operating systems, the general ledger system and network communication software system utilized by the Company are either already Year 2000 compliant or will be Year 2000 compliant upon installation of available patches or upgrades. The Company also uses various dental practice management software systems in its affiliated dental group practices, some of which are already Year 2000 compliant. In particular, the Company's proprietary practice management system, Comdent, is Year 2000 compliant. The Company intends, when appropriate, to convert its current and future affiliated dental group practices to Comdent. In general, the other practice management systems are commercially available systems that are either already Year 2000 compliant or scheduled for Year 2000 compliance by the end of 1998 or early 1999. The Company believes that costs associated with Year 2000 compliance issues will not be material to the Company's financial position or results of operations.

  Year 2000 issues relating to third parties with whom the Company has a significant relationship could adversely impact the Company's operations and cash flows. The Company intends to initiate communications with these third parties to determine the extent to which their systems are vulnerable to Year 2000 issues and develop appropriate contingency plans. However, there can be no assurance that the systems of these third parties will be made Year 2000 compliant in a timely and effective manner and that such systems will not have an adverse effect on the Company's operations and cash flows.

                                   BUSINESS

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in selected markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. From November 1996 (the date of its first affiliation) through July 31, 1998, the Company has completed affiliations with 16 dental group practices and currently operates 97 dental facilities with 768 operatories in seven states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996, six dental group practice affiliations completed in 1997 and seven dental group practice affiliations completed in 1998. For the year ended December 31, 1997, the Company generated $53.3 million in net revenue and $1.1 million in net earnings. For the six months ended June 30, 1998, the Company generated $38.4 million in net revenue and $1.3 million in net earnings.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to ensure the highest quality of care and service.

DENTAL CARE INDUSTRY

  The market for dental care is large, growing and highly fragmented. The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $47.6 billion in 1996 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.8%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of the foregoing factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in the Company's business.

  Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes this consolidation trend will continue.

  Most dental care performed in the United States is categorized as general dentistry. Based upon a 1990 survey by the ADA, general dentistry was estimated to represent approximately 83% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 17% of dental care services.

  Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. The Company categorizes indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

  The National Association of Dental Plans ("NADP") estimated that approximately 147 million people, or approximately 55% of the population of the United States, were covered by some form of dental care plan in 1997. This compares with approximately 117 million people, or approximately 46% of the population of the United States, in 1995 and approximately 96 million people, or approximately 41% of the population of the United States, in 1990. Of the 147 million people with coverage, approximately 65% were covered by indemnity insurance, approximately 18% were covered by capitated managed care plans and approximately 17% were covered by PPO plans. The remaining approximately 120 million people, or approximately 45% of the population of the United States in 1997, did not have dental benefit coverage. The Company believes that the number of people with dental benefits will continue to increase and that the majority of this growth will be in PPO and capitated managed care plans. For instance, according to the NADP, the number of people covered by capitated managed care plans increased from 7.8 million in 1990 to 26.5 million in 1997, representing a 19.1% compound annual growth rate. Also, according to the NADP, the number of people covered by PPO plans increased from 11.7 million in 1994 to 24.5 million in 1997, representing a 27.9% compound annual growth rate.

  The Company believes that the increased prevalence of dental benefits and the shift of those benefits from traditional fee-for-service to non-fee-for-service plans has increased the complexity of operating a dental practice and has led dental practices to begin to affiliate or consolidate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively manage in an increasingly complex reimbursement environment; (iii) assist with third-party payor contracting;
(iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

BUSINESS STRATEGY

  The Company's objective is to be the leading dental practice management company in the United States. In order to achieve this objective, the Company's business strategy is to:

    Expand into carefully selected markets. The Company plans to expand its network of affiliated dental group practices into carefully selected and diverse geographic markets. The Company focuses on markets that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. To date, the Company has identified approximately 125 markets that currently meet its market selection criteria. The Company believes that operating in multiple markets increases the attractiveness of the Company and its affiliated dental group practices to third party payors who seek to contract with dental providers that are strategically located in attractive markets and that offer a comprehensive range of multi-disciplinary dental care services.

    Affiliate with leading dental group practices. In entering a new market, the Company seeks to affiliate with a leading dental group practice in that market as a platform for expansion. A "platform" dental group practice is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance. The Company believes that by affiliating with leading dental group practices it will become more attractive to other practices, dentists and payors.

    Increase market penetration. The Company seeks to be the market share leader in each market in which it operates. After affiliating with a leading dental group practice, the Company seeks to increase its market share by assisting the affiliate in recruiting new general and specialty dentists, expanding its patient base and opening new facilities. Additionally, the Company may affiliate with other dental practices or with specialty group practices that complement the platform dental group practice.

    Add value to each affiliated dental group practice. The Company supports its affiliated dental group practices with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and assists each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. The Company also provides its affiliates assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

    Focus on quality care. The Company pursues various initiatives to help its affiliates provide the highest quality of care and service. The Company's goal is to have each affiliated dental group practice become accredited by the Accreditation Association of Ambulatory Health Care, Inc. ("AAAHC"). Through its National Professional Advisory Forum, the Company provides its affiliated dental group practices with the opportunity to share clinical knowledge and best clinical practices. The Company also implements comprehensive patient satisfaction surveys administered by independent third parties. The Company believes that its focus on quality care enhances: (i) its affiliates' relationships with patients; (ii) its affiliates' ability to recruit dentists; (iii) the Company's ability to attract new dental groups as affiliates; and (iv) the Company's attractiveness to third party payors.

AFFILIATION PHILOSOPHY

  The Company believes that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

  The Company believes that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, the Company operates its business in a decentralized manner and maintains the identity of the local affiliated practice. In each affiliation, the Company strives to maintain the local culture of the affiliated group and encourages it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local third party payors and, to the extent possible, maintain the existing management organization.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. Under the Company's affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while the Company manages the business aspects of the practice. The Company's method of affiliation is consistent across practices and, even where permitted by law, the Company does not employ dentists.

  The Company believes that the core values of a business partnership are shared governance and shared financial objectives and has structured its affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group practice which is comprised of an equal number of representatives from the Company and the affiliated dental group practice. Together, members of the policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

  The organizational structure of a dental group practice before and after its affiliation with the Company is as follows:


                        THE COMPANY'S AFFILIATION MODEL

 Before Affiliation                              After Affiliation
--------------------                  -------------------------------------

                                                   Joint Policy
                                                      Board


                            Dentist-owned                     Company-owned
     Dental                  Professional       Service        Management
     Group                   Corporation       Agreement         Service
                                (PC)            40 Year       Organization
                                                                 (MSO)



MARKET AND GROUP SELECTION

 Market Selection

  The Company has well-defined market selection criteria. The Company defines potential markets with reference to one or more Metropolitan Statistical Areas ("MSAs"). An MSA is generally a geographic area consisting of a city of at least 50,000 people, together with adjacent communities that have a high degree of economic and social integration with the population center. In 1996, there were 316 MSAs in the United States. The Company typically focuses on markets with a population of at least 250,000 people that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. The Company has identified approximately 125 MSAs that currently meet its market selection criteria.

 Group Selection

  The Company seeks to affiliate with leading dental group practices in each selected market. The Company focuses on group practices because they have greater potential to be market share leaders. Group practices are also more likely to have implemented quality assurance and peer review policies and procedures and are better positioned to operate in an increasingly complex reimbursement environment. When entering a new market, the Company seeks to affiliate with a platform dental group with a: (i) reputation for quality care; (ii) comprehensive range of dental care services; (iii) significant market presence; and (iv) proven record of financial performance. The Company believes that, although a limited number of platform dental group practices exist within any given market, there are a significant number of such groups nationwide.

 Affiliation Process

  Once the Company has identified a potential affiliate within a market, the Company's management seeks to determine whether the group practice and the Company share a common philosophy about the dental industry and common strategic goals and objectives. To this end, the Company conducts a series of meetings, site visits and presentations with the potential affiliate about the industry, the Company and its affiliation model. The Company believes that the existence of shared philosophical values is a critical element of the affiliation's ultimate success.

  If the Company and a potential affiliate determine that they share common values, goals and objectives, the Company then undertakes a preliminary due diligence review of clinical, operating and financial information. Based upon this review, the Company formulates an offer outlining the basic terms and conditions of the affiliation which, if accepted by the dental group practice, is generally embodied in a letter of intent between the parties.

  Upon signing a letter of intent, the Company and its representatives begin a thorough review of the potential affiliate's clinical systems, processes, facilities and compliance with licensing and credentialing requirements, as well as performing legal and accounting due diligence. Acquisition, service and other agreements are then prepared and the transaction is closed. Generally, the process of identifying an acceptable affiliation candidate to closing the transaction takes approximately six to nine months.

 Potential Affiliations

  The Company is constantly discussing potential affiliations with dental group practices that meet the Company's group selection criteria, which may be at various stages at any point in time. There can be no assurance that the Company will consummate any future transactions.

AFFILIATED NETWORK

  From November 1996 (the date of its first affiliation) through July 31, 1998, the Company has affiliated with 16 dental practices in seven states consisting of 16 selected MSAs. The following table lists the affiliations completed by the Company as of July 31, 1998:


                          DENTAL
         MARKET          FACILITIES OPERATORIES(1)          MSA          AFFILIATION DATE
         ------          ---------- -------------- --------------------- ----------------
ARIZONA
  Associated Dental           5           47       Phoenix and Tucson     January 1998
   Care.................
LOUISIANA
  Lakeside Dental Care..      1           28       Metairie               March 1997
  Leroy S. Crapanzano,        1            5       Hammond                April 1998
   D.D.S................
MINNESOTA
  Park Dental...........     29          214       Minneapolis/St. Paul   November 1996
  Orthocare Group.......     17           85       Minneapolis/St. Paul   October 1997
PENNSYLVANIA
  Soster Dental Group...      4           29       Pittsburgh             May 1997
  Indiana Dental Group..      2            9       Indiana                June 1998
TEXAS
  Longhorn Dental.......      8           47       Austin and Killeen     December 1996
  Malcolm R. Scott,           1            6       San Marcos             March 1997
   D.D.S................
  TSC Dental Centers....      3           28       Houston                June 1998
VIRGINIA
  Reston Dental Group...      1           39       Fairfax County         June 1998
WISCONSIN
  Smileage Dental Care..     13          126       Appleton, Green Bay,   December 1996
                                                    Kenosha, Madison and
                                                    Milwaukee
  Northpoint Dental           2           28       Milwaukee              July 1997
   Group................
  Wilkens Dental Group..      4           30       Milwaukee              October 1997
  Family Care Dental          5           40       Janesville, Kenosha    April 1998
   Centers..............                            and Racine
  John E. Carey, D.D.S.
   and
   James J. Peterman,
   D.D.S................      1            7       Madison                April 1998
                            ---          ---
    Total...............     97          768
                            ===          ===

--------
(1) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.


MARKET PENETRATION

  After affiliating with a platform dental group practice, the Company's strategy is to increase its market penetration by increasing the market share of its existing affiliated dental group and by affiliating with other leading dental groups that complement or add to the dental care provided by its existing affiliate.

 Increase Existing Groups' Market Share

  Upon completing an affiliation, the Company prepares a thorough operating evaluation of the affiliate which builds upon its operational due diligence. Based on this evaluation, the Company prepares a plan for increasing the affiliate's market penetration. This plan may include one or more of the following methods: (i) opening new facilities that are conveniently located in highly populated areas within the MSA or in contiguous MSAs; (ii) recruiting additional general and specialty dentists that will complement or enhance the dental care provided by each affiliated dental group; (iii) expanding physical capacity by adding new operatories at existing facilities;

(iv) increasing the utilization of existing physical capacity by expanding hours of operation; and (v) growing its affiliate's patient base through increased marketing efforts and expanded relationships with third party payors.

  Opening New Facilities. The Company has successfully demonstrated its ability to open new facilities in several of the markets in which it operates. Since its affiliation with Park Dental in Minneapolis/St. Paul, the Company has opened four new facilities with a total of 21 operatories. Additionally, since its affiliation with Longhorn Dental in Austin, the Company has opened two new facilities with a total of nine operatories. Finally, in Wisconsin, the Company has opened two new facilities with a total of 11 operatories in Appleton and Madison, two MSAs contiguous to Milwaukee.

  Recruiting Dentists. In markets where the Company has available physical capacity and where the opportunity exists to attract new patients, the Company assists its affiliates in recruiting new general and/or specialty dentists. The Company assists its affiliates in recruiting dentists through a variety of methods including recommendations from existing affiliated dentists, participating in dental school activities, attending state dental association meetings and advertisements in dental publications. In 1997, the Company assisted in the recruitment of 17 additional dentists for its affiliates.

  Expanding Physical Capacity. In some cases, to facilitate an affiliate's need for additional physical capacity, the Company adds new operatories to an existing facility. In 1997, the Company added operatories to several of its facilities located in Austin, Pittsburgh and Minneapolis/St. Paul. Since the beginning of 1998, the Company has added operatories to existing facilities in the Austin, Milwaukee and Minneapolis/St. Paul markets and expects that it will continue to expand capacity at selected facilities.

  Expanding Hours of Operations. The hours of operation at each of the Company's facilities vary widely depending on patient needs and staffing availability. In each of the Company's markets, the Company's facilities operate on an expanded hours basis (i.e., before 8:00 a.m. and after 5:00 p.m.). Additionally, many of the Company's facilities are open on Saturdays. In cases where the Company and its affiliated dental groups believe they can enhance patient service and satisfaction by expanding the hours of operation, a plan is developed to staff the facilities and implement an expanded hours program.

  Growing Patient Base. Although the Company believes that the greatest source of new patients is referrals from existing patients, the Company proactively assists each of its affiliates in growing their patient base through local marketing efforts and by expanding relationships with third party payors. The Company and its affiliates attend health fairs, sponsor community activities, educate elementary school children on the merits of good oral health and sponsor public awareness programs. In addition, the Company actively develops new relationships with third party payors at the local, regional and national level, which increases patient flow at its affiliated practices.

 Affiliations in Existing Markets

  The Company also increases its market penetration by affiliating with other leading general dentistry group practices and specialty dental group practices that complement the platform dental group practice in a given market. These practices are selected in much the same manner as the platform dental group practice. The Company identifies those practices which have an outstanding reputation for quality and provide the type of dental care which will complement or add to the dental care offered by the platform dental group in that market.

  The Company has demonstrated its ability to affiliate with other leading dental groups in existing markets. For example, following its affiliation with Park Dental in Minneapolis/St. Paul, the Company affiliated with the Orthocare Group in October 1997. The Orthocare Group is a leading provider of orthodontic care in Minneapolis/St. Paul, operating 17 facilities with 85 operatories. In Wisconsin, the Company expanded its market penetration through four affiliations with leading dental groups. In July 1997, the Company affiliated with Northpoint Dental Group, adding two facilities with 28 operatories, and in October 1997, the Company affiliated with the Wilkens Dental Group, adding four facilities with 30 operatories in the Milwaukee market. In April

1998, the Company continued to expand its market penetration in Wisconsin by affiliating with Family Care Dental Centers and John E. Carey, D.D.S. and James J. Peterman, D.D.S., adding six facilities with 47 operatories in Janesville, Kenosha, Madison and Racine. In the Austin market, the Company affiliated with Malcolm R. Scott, D.D.S. in March 1997 and the principal dentists joined Longhorn Dental. This affiliation expanded the Company's physical capacity and geographic reach by adding a facility with six operatories in San Marcos. Furthermore, the Company's affiliation with Leroy
S. Crapanzano, D.D.S. in April 1998 added a facility with five operatories in the New Orleans market. In the Pittsburgh market, the Company affiliated with Indiana Dental Group in July 1998 and the principal dentists joined Soster Dental Group. This affiliation expanded the Company's physical capacity and geographic reach by adding two facilities and nine operatories in the Indiana, Pennsylvania area.

OPERATIONS

 Operating Structure

  The Company operates under a decentralized organizational structure. At the facility level, the Company generally employs the dental hygienists, dental assistants and administrative staff. At each facility, a practice manager typically oversees the day-to-day business operations. The practice manager and administrative staff are responsible for, among other things, facility staffing, patient scheduling, on-site patient invoicing and ordering office and dental supplies. The Company believes local office scheduling is crucial because it allows each practice to accommodate the needs of its patients and increase the productivity of its dentists.

  In each market, the Company has a local management team that supervises the operations of one or more affiliates. This team provides support in areas such as recruiting, hiring and training facility staff, developing and implementing quality assurance programs, developing and implementing operating policies and procedures, billing and collecting accounts receivable, processing payroll, information systems, accounting, marketing and facilities development and management.

  Each local management team reports to one of the Company's operating vice presidents. An operating vice president is responsible for monitoring the operating performance of multiple affiliated dental groups in multiple markets. Each operating vice president participates as a member of the policy board of the affiliated dental groups for which he or she has management oversight responsibilities. The operating vice presidents are responsible for overseeing the development of operating plans and annual budgets and monitoring actual results. Additionally, the Company supports each of its dental group practices with analysis of the capacity, utilization and productivity of each dental facility. This analysis assists each practice in improving its operating performance from both a clinical and financial perspective.

  On a national level, the Company supports its affiliated network in several ways. The Company assists its affiliates with: (i) sharing best clinical practices through its National Professional Advisory Forum; (ii) evaluating and negotiating third party contracts; (iii) designing, locating and leasing new facilities; (iv) developing budgets and implementing accounting and financial systems; and (v) developing and implementing practice management and other information systems. The Company also takes advantage of economies of scale by contracting for various goods and services. For example, the Company has arranged for national contracts for the purchase of dental supplies and equipment, professional, casualty, and general liability insurance and payroll processing.

 National Professional Advisory Forum

  The Company has organized the National Professional Advisory Forum ("NPAF") to provide guidance to its affiliated dental group practices with respect to the clinical aspects of dentistry. Leading dentists from the Company's affiliated dental groups are selected to participate in the NPAF. The NPAF meets quarterly and provides a forum for dentists to share the best clinical practices of their respective dental groups and an opportunity for them to build professional relationships with other dentists affiliated with the Company. These dentists, as a result of their affiliation with the Company, share common long-term goals. This enables the discussion at the NPAF to be more open than it may be in other professional settings. While the primary emphasis of the NPAF is on the clinical aspects of dentistry, it also provides the Company's management an opportunity to communicate with affiliated dentists. This enables the Company to continue to build strong, mutually beneficial partner relationships with its affiliated dental groups.

 Payor Relationships and Reimbursement Mix

  The Company and its affiliates believe that clinical and economic decisions should be made separately. However, the Company recognizes that the source of payment for services affects operating and financial performance. The Company assists its affiliates in analyzing their revenue and payor mix on an ongoing basis and recommends methods by which the affiliated dental group practices can improve operating efficiency by improving their revenue and payor mix. As a general rule, the Company believes that growth in a market is best facilitated where the payor mix of its affiliates mirrors the payor mix for that market. The Company assists each of its affiliated dental groups in evaluating and negotiating third-party payor contracts on a local, regional and national level. The aggregate payor mix percentage of the Company's affiliated practices was approximately 33% fee-for-service, 14% PPO plans and 53% capitated managed care plans for the year ended December 31, 1997.

  The Company believes it is advantageous to be affiliated with dental groups that have successfully provided care to patients under all reimbursement methodologies. Since a shift is taking place in the dental benefits market from traditional fee-for-service to PPO and capitated managed care dental plans, the Company believes that its affiliates' experience in operating under all of these plans provides them with a competitive advantage. All of the Company's affiliated dental groups have provided care under traditional fee-for-service plans and non-fee-for-service plans. Several of the Company's affiliated dental groups have been providing care to patients with capitated managed care dental benefits for more than 20 years.

 Facilities Development and Management

  The Company believes an inviting professional environment is a critical aspect of overall patient satisfaction. Each of the Company's facilities is constructed to be warm, attractive and inviting to the patients in addition to being highly functional. The Company's dental facilities have from three to 39 operatories, and typically accommodate general and specialty dentists, dental hygienists and dental assistants, a business manager and a receptionist. Generally the Company's facilities are either stand alone or located within a professional office building or medical facility and range in size from approximately 1,500 to 10,000 square feet.

  The Company works with each of its affiliated dental groups in analyzing utilization of existing capacity and identifying facility upgrade and expansion priorities. The Company also provides its affiliates guidance in the site selection process. The Company initially constructs each facility as appropriate for the market and adds and equips additional operatories as necessary through a capacity and utilization analysis.

  The Company uses architectural design services to improve the facility design process and to further ensure that all facilities are properly constructed and meet the standards set forth by the AAAHC. To this end, the Company works with each affiliated dental group to establish a defined set of standards for each facility, such as operatory design and dental equipment, which are consistent with the desires of the dental group. The Company believes such facility standards are necessary to speed the site development process and create consistency across newly developed facilities, leading to enhanced staff and provider productivity.

 Budgeting and Planning; Financial Information Systems

  The Company assists each affiliate with budgeting and planning. The Company and each affiliate develop a strategic plan for increased market penetration on an annual basis. The Company and each affiliated dental group then jointly develop a budget which sets specific goals for revenue growth, operating expenses and capital expenditures. Once a budget has been approved, the Company measures the financial performance of each affiliated dental group on a monthly basis and compares actual performance to budget.

  The Company's financial information system enables it to measure, monitor and compare the financial performance of affiliated dental groups on a standardized basis across its entire network. The system also allows the Company to track and control costs and facilitates the accounting and financial reporting process. This financial system is installed in all affiliated dental group practices. Historically, the Company has converted all affiliates to its system within 90 days of affiliation and intends to continue this practice with new affiliates.

 Practice Management Systems

  The Company uses various dental practice management software systems to facilitate patient scheduling, to invoice patients and insurance companies, to assist with facility staffing and for other practice related activities. In connection with its affiliation with Park Dental, the Company acquired the rights to Comdent, a proprietary practice management software system which has been used and continuously enhanced at Park Dental since 1987. The Company believes that Comdent's scheduling, electronic data interchange and data management features are superior to others that are commercially available. In addition, Comdent is scalable and capable of accommodating large multi-site dental group practices. The Company intends, when appropriate, to convert its affiliated dental group practices to the Comdent practice management software system. The Company is also developing a data warehouse and decision support system to analyze information across its entire network.

AFFILIATION STRUCTURE

 Service Agreement

  The Company has entered into a service agreement with each of its affiliated PCs pursuant to which the Company performs all administrative, non-clinical aspects of such PC's dental practice. The Company expects that each new affiliated PC will enter into a similar service agreement or become a party to an existing service agreement at the time of its affiliation. The Company is dependent on its service agreements for all of its operating revenue. The termination of one or more of these service agreements could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Service Agreements."

  The Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. These services include assisting its affiliates with information systems, budgeting and financial reporting, facilities management, third-party contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The PC is responsible for recruiting and hiring all of the dentists necessary to provide dental care. The Company does not assume any authority, responsibility, supervision or control over the provision of dental care to patients. The service agreement requires the PC to enter into employment or independent contractor agreements with each dentist retained by the PC. The service agreement also requires the PC to implement and maintain quality assurance and peer review programs, maintain professional and comprehensive general liability insurance covering the PC and each of its dentists and abide by non-competition and confidentiality provisions.

  The Company and each PC establish a joint policy board which is responsible for developing and implementing management and administrative policies for the dental operation. The policy board consists of an equal number of representatives designated by the Company and the PC. The policy board members designated by the PC must be licensed dentists employed by the PC. The policy board's responsibilities include the review and approval of all renovation and expansion plans and capital equipment expenditures with respect to the dental facilities affiliated with the PC, all annual capital and operating budgets, all advertising and marketing services, the long-term strategic and short-term operational goals, objectives, and plans for the dental facilities and staffing plans regarding provider and support personnel for the dental facilities. The policy board also reviews and monitors the financial performance of the PC with respect to the attainment of the PC's budgeted goals. The policy board also has the authority to approve or disapprove any merger or combination with, or acquisition of, any dental practice by the PC. Finally, the policy board reviews and makes recommendations with respect to contractual relationships between the PC and third-party payors. However, the PCs have final approval over matters relating to dental care including all third-party payor contracts and fee practices and schedules.

  The PC reimburses the Company for actual expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. The

Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. Under certain service agreements, the Company's service fees consist of a variable monthly fee which is based upon a specified percentage of the amount by which the PC's adjusted gross revenue exceeds expenses incurred in connection with the operation and administration of its dental facilities. In those situations, no additional variable fee is applicable. For the year ended December 31, 1997, the total amount of service fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the additional variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits, and certain other expenses of the dentists. Pursuant to the terms of the service agreements, the Company bills patients and third party payors on behalf of the affiliated PCs. Such funds are applied in the following order of priority: reimbursement of expenses incurred in connection with the operation and administration of the dental facilities; repayment of advances, if any, made by the Company to the PC; payment of the monthly fee; payment of provider expenses; and payment of the additional variable fee.

  Each of the Company's current service agreements is for an initial term of 40 years and automatically renews for successive five-year terms, unless terminated by notice given at least 120 days prior to the end of the initial term or any renewal term. In addition, the service agreement may be terminated earlier by either party upon the occurrence of certain events involving the other party, such as its dissolution, bankruptcy, liquidation, or its failure to perform its material duties and obligations under the service agreement. In the event a management service agreement is terminated, the related affiliated dental practice is required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental practice.

 Employment Agreements with Dentists

  All dentists practicing full-time at the dental facilities have entered into employment agreements with their respective PCs. The employment agreements with dentists who are owners of the PCs generally are for a specified initial term of up to five years. The employment agreements with other dentists may be for terms up to 18 months. Such employment agreements are usually terminable by either party upon advance written notice, which may be 90 days in some cases, and are terminable by the PC for cause immediately upon written notice to the dentist. Such agreements typically contain non-competition provisions which prohibit the dentist from engaging in the practice of dentistry or otherwise performing professional dental services within a specified geographic area, usually a specified number of miles from the relevant dental facility, following termination. The non-competition restrictions are generally for one to two years following termination.

COMPETITION

  The dental practice management industry, currently in its formative stage, is highly competitive and is expected to become more competitive. The Company competes with other dental practice management companies with respect to providing management services to dentists, as well as those seeking to affiliate with existing dental practices through service agreement arrangements. The Company believes that the principal factors of competition between dental practice management companies are their affiliation methods and models, the reputation of their existing affiliates, the scope of their dental care networks, their management expertise and experience, the sophistication of their management information, accounting, finance and other systems and their operating methods. The Company believes that it competes effectively with other dental practice management companies with respect to these factors. See "Risk Factors--Highly Competitive Market."

GOVERNMENT REGULATION

 General

  The practice of dentistry is highly regulated, and the operations of the Company and its affiliated dental practices are subject to numerous state and federal laws and regulations. Furthermore, the Company may become subject to additional laws and regulations as it expands into new markets. There can be no assurance that the regulatory environment in which the Company and its affiliated dental group practices operate will not change significantly in the future. The ability of the Company to operate profitably will depend, in part, upon the Company and its affiliated dental group practices obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable laws. See "Risk Factors--Government Regulation."

 State Regulation

  Every state imposes licensing and other requirements on individual dentists and dental facilities and services. Except for Wisconsin, the laws of the states in which the Company currently operates prohibit, either by specific statutes, case law or as a matter of general public policy, entities not wholly owned or controlled by dentists, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, dental assistants and dental hygienists, or from exercising control over the provision of dental services. Many states prohibit or restrict the ability of a person other than a licensed dentist to own, manage or control the assets, equipment or offices used in a dental practice. The laws of some states prohibit the advertising of dental services under a trade or corporate name and require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion.

  There are certain regulatory issues associated with the Company's role in negotiating and administering managed care contracts. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, under a capitated or other arrangement which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws. If the Company or any affiliated dental group practice is determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third party payors or to seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations.

  Many states have fraud and abuse laws, including anti-kickback laws, which are similar to the federal laws, discussed below, and in many cases these laws apply to all referrals for items or services reimbursable by any payor. A number of states also impose significant criminal and civil penalties for false claims, false or improper billings, or inappropriate coding for dental services. Many states either prohibit or require disclosure of self-referral arrangements and impose criminal and civil penalties for violations of these laws.

  Many states also prohibit a dentist from paying a portion of fees received for dental services to another person or entity. In some states, this "fee-splitting" prohibition applies only to payments in exchange for referrals. Other states flatly prohibit any rebates or split fees regardless of whether referrals are involved. There can be no assurance that management fees paid to the Company, to the extent based on a percentage of dental service revenues or profits, will not be deemed to violate such laws.

  Many states have antitrust laws which prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Dental practices are also subject to compliance with state and local regulatory standards in the areas of safety and health.

 Federal Regulation

  The dental industry is also regulated at the federal level to the extent that dental services are reimbursed under federal programs. Participation by the affiliated dental group practices and their dentists in such programs subject them, and potentially the Company, to significant regulation regarding the provision of services to beneficiaries, submission of claims and related matters, including the types of regulations discussed below. Violation of these laws or regulations can result in civil and criminal penalties, including possible exclusion of individuals and entities from participation in federal payment programs.

  The federal anti-kickback statutes prohibit, in part, and subject to certain safe harbors, the payment or receipt of remuneration in return for, or in order to induce, referrals, or arranging for referrals, for items or services which are reimbursable under federal payment programs. Other federal laws impose significant penalties for false or improper billings or inappropriate coding for dental services regardless of the payor source. The federal self-referral law, or "Stark law," prohibits dentists from making referrals for certain designated health services reimbursable under federal payment programs to entities with which they have financial relationships unless a specific exception applies. The Stark law also prohibits the entity receiving such referrals from submitting a claim for services provided pursuant to such referral. The Company may be subject to federal payor rules prohibiting the assignment of the right to receive payment for services rendered unless certain conditions are met. These rules prohibit a billing agent from receiving a fee based on a percentage of collections and may require payments for the services of the dentists to be made directly to the dentist providing the services or to a lock-box account held in the name of the dentist or his or her dental group. In addition, these rules provide that accounts receivables from federal payors are not saleable or assignable.

  Federal antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Finally, dental practices are also subject to compliance with federal regulatory standards in the areas of safety and health.

INSURANCE

  The Company maintains property-casualty insurance covering its corporate offices and dental facilities on a replacement cost basis. Each affiliated PC maintains, or causes to be maintained, professional liability insurance covering itself and its employees and contractors, including the dentists, hygienists and dental assistants employed by, or contracted by such affiliated PC in the amount of $1 million per occurrence and $3 million annual aggregate. The Company generally is a named insured under such policies. The Company also maintains umbrella liability coverage for its property-casualty policies in the amount of $10 million. Certain types of risks and liabilities may not be covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the PCs or the Company may have a material adverse effect on the Company's business, financial condition and operating results. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

LEGAL PROCEEDINGS

  From time to time, the Company may be subject to litigation incidental to its business. The Company is not presently a party to any material litigation. The dentists employed by, or independent contractors of, the Company's affiliated PCs are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding applicable insurance coverage.

FACILITIES AND EMPLOYEES

  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, in approximately 5,300 square feet occupied under a lease which expires in June 1999. The Company leases most of its dental facilities. Typically, each acquired dental facility is located at the site used by the dental group practice prior to affiliating with the Company.

  As of July 31, 1998, the Company employed, either directly or through independent contract arrangements, 981 people. This amount included 512 hygienists and dental assistants and 469 administrative and management personnel located at the Company's 97 dental facilities and local management offices. In addition, the Company was affiliated with 216 dentists, as well as 65 hygienists and dental assistants located in states which prohibit the Company's employment of hygienists and/or dental assistants, all of whom were employees or independent contractors of their respective affiliated PCs. The Company considers its relations with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning each of the directors and executive officers of the Company:

        NAME                        AGE                 POSITION
        ----                        ---                 --------
Gregory A. Serrao..................  35 Chairman, President and Chief Executive
                                         Officer
Ronald M. Levenson.................  42 Senior Vice President, Chief Financial
                                         Officer and Treasurer
George W. Robinson.................  61 Senior Vice President--Operations
William H. Bottlinger..............  53 Vice President--Regional Operations and
                                         Chief Information Officer
Forrest M. Flint...................  46 Vice President--Business Development
Michael F. Frisch..................  40 Vice President--Regional Operations
Kathryn A. Russell.................  45 Vice President--Financial Operations
Dr. Gregory T. Swenson.............  64 President of PDHC, Ltd. and Director
James T. Kelly (1).................  51 Director
Martin J. Mannion (1)(2)...........  38 Director
Derril W. Reeves (1)(2)............  54 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Mr. Serrao, the founder of the Company, has served as President, Chief Executive Officer and a Director of the Company since December 1995 and as Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. ("Cardinal Health"). From 1991 to 1992, Mr. Serrao served as Vice President--Corporate Development of Cardinal Health. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. where he co-founded its health care investment banking group and specialized in mergers, acquisitions and public equity offerings.

  Mr. Levenson has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 1996. Prior to joining the Company, Mr. Levenson was employed by American Medical Response, Inc. ("AMR"), a national provider of ambulance services, where he served as Senior Vice President and Chief Accounting Officer from October 1992 through April 1996 and also served as Treasurer from August 1995 through April 1996. Prior to joining AMR, Mr. Levenson was a Senior Manager at KPMG Peat Marwick LLP, a public accounting firm, where he was employed from 1979 through 1992.

  Mr. Robinson has served as Senior Vice President--Operations of the Company since May 1996. From 1994 through May 1996, Mr. Robinson served as the President of Nanston Dental Group, a dental provider network located in Georgia and North Carolina. From 1979 to 1994, Mr. Robinson served as an Administrator of Kaiser Permanente's Dental Division, which was affiliated with over 200 providers in two states and provided dental care to over 140,000 members.

  Mr. Bottlinger has served as Vice President and Chief Information Officer of the Company since January 1997 and as Vice President--Regional Operations since November 1997. From 1985 through 1996, Mr. Bottlinger served as Senior Vice President and Chief Information Officer for Cardinal Health and Senior Vice President and General Manager of CORD Logistics, Inc., a Cardinal Health subsidiary which provided pharmaceutical distribution and information technology services for emerging biotechnical manufacturing companies. During his career, Mr. Bottlinger has initiated the use of state of the art information system technology in a variety of businesses engaged in retailing, food wholesaling, pharmaceutical manufacturing and distribution, pharmacy operations and financial services.

  Mr. Flint has served as Vice President--Business Development of the Company since November 1996. From 1985 through November 1996, Mr. Flint served as the Executive Director of PDHC, Ltd ("Park"), prior to its affiliation with the Company. At Park, Mr. Flint was responsible for managing all external relationships and contracting with third party payors. From 1984 to 1985, Mr. Flint was an investment banker in the health care finance group of Dain Bosworth, Inc. From 1977 to 1984, Mr. Flint was the Director of the South Dakota Division of Health Services. Mr. Flint is a past Board Member of the Accreditation Association for Ambulatory Health Care, Inc.

  Mr. Frisch has served as Vice President--Regional Operations of the Company since June 1997. From January 1997 to June 1997, Mr. Frisch served as the Company's Director--National Support Initiatives. From July 1996 to January 1997, Mr. Frisch was an independent consultant to the Company. From June 1993 to July 1996, Mr. Frisch served as Vice President and General Manager of National Specialty Services, Inc., a subsidiary of Cardinal Health. From July 1986 to June 1993, Mr. Frisch was employed by VHA, Inc., a national health care alliance, in a variety of marketing, business development and management positions.

  Ms. Russell has served as Vice President--Financial Operations of the Company since January 1998. From December 1996 to January 1998, Ms. Russell served as Vice President--Finance. Prior to joining the Company, Ms. Russell was employed by Heartland Foods Systems, Inc., a multi-concept food retailer with 230 locations, where she served as Vice President and Assistant Secretary from 1993 through 1995. From 1991 to 1992, Ms. Russell was Manager of Sales Audit for The Limited, Inc., a publicly-held retailer. From 1983 to 1991, Ms. Russell held management positions with several publicly held financial services companies. Prior to 1983, Ms. Russell was a Senior Manager at Deloitte & Touche, a public accounting firm, where she was employed from 1974 through 1983.

  Dr. Swenson has served as President of PDHC, Ltd., President of Park Dental and a Director of the Company since November 1996. From 1983, when he co-founded Park, to November 1996, Dr. Swenson served as Chairman and Chief Executive Officer of Park. Dr. Swenson was a member of the American Academy of Dental Group Practices ("AADGP") from 1980 until 1995, serving on many occasions as a practice auditor in the AADGP's accreditation program. In 1978, Park's predecessor was the second group practice to receive AADGP's accreditation certificate. In 1973, a national referee committee selected Dr. Swenson to the American Association of Endodontics, a society with which he maintained a membership until 1989. In 1972, after practicing solo dentistry for ten years, he formed a partnership with colleagues and helped build Park's predecessor group practice. Dr. Swenson is a member of the Minnesota State Dental Association, the American Dental Association, and Federation Dentaire Internationale. From 1980 to 1996, Dr. Swenson served on the Board of Directors of Marquette Bank Brookdale.

  Mr. Kelly has served as a Director of the Company since February 1997. Mr. Kelly has served as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services, since April 1994. Mr. Kelly served as the Chief Executive Officer of Lincare from June 1986 through December 1996. Prior to 1986, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation over a 19-year period.

  Mr. Mannion has served as a Director of the Company since January 1996 and served as Chairman from January 1996 to October 1997. Mr. Mannion is a general partner with Summit Partners, a private equity capital firm, where he has been employed since 1985. Through his work with Summit Partners, Mr. Mannion currently serves as a director of Suburban Ostomy Supply Company and numerous private companies.

  Mr. Reeves has served as a Director of the Company since February 1997. Mr. Reeves is a founder, Executive Vice President for Development and Director of PhyCor, Inc. and has served in these positions with PhyCor since 1988. From 1974 to 1976, Mr. Reeves was with Hospital Affiliates International ("HAI") where he served as Vice President of Hospital Management Corporation, the hospital management subsidiary of HAI. In 1977, he joined Hospital Corporation of America ("HCA") to head the growth function for HCA's management company. Mr. Reeves was a Vice President of HCA and also Vice President of Development for

HCA Management Company until 1985. In 1985, he moved to HCA Health Plans as Vice President of Sales and Marketing and was instrumental in the creation of Equicor where he was Senior Vice President, National Sales.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes, with each class elected to serve a staggered three-year term. The Class I director, whose term will expire at the 2001 annual meeting of stockholders, is Dr. Swenson. The Class II directors, whose terms will expire at the 1999 annual meeting of stockholders, are Messrs. Mannion and Kelly. The Class III directors, whose terms will expire at the 2000 annual meeting of stockholders, are Messrs. Serrao and Reeves. The classified Board of Directors may increase the difficulty of consummating or discourage a business combination or an attempt to gain control of the Company that is not approved by the Board of Directors. The Company's executive officers are elected annually by and serve at the discretion of the Board of Directors. See "--Employment Agreements."

COMPENSATION OF DIRECTORS

  Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, each non-employee director who is not an officer of the Company is eligible to receive options under the Company's 1996 Amended and Restated Directors Stock Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee, at their discretion. See "Stock Plans--1996 Directors Stock Option Plan." Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information with respect to compensation paid to or accrued on behalf of (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose aggregate base salary and bonus exceeded $100,000 (the "Named Executive Officers") in 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG-TERM AWARDS
                              -------------------------------------- ------------------------
                                                         OTHER                    SECURITIES
                                                         ANNUAL      RESTRICTED   UNDERLYING    ALL OTHER
                         YEAR SALARY ($)   BONUS ($) COMPENSATION(1)    STOCK     OPTIONS (#) COMPENSATION(2)
                         ---- ----------   --------- --------------- -----------  ----------- ---------------
Gregory A. Serrao....... 1997  $153,000    $123,600     $    --        $   --       189,600       $1,946
 Chairman, President and 1996  $144,000(3) $ 90,000     $136,543(4)    $99,500(5)   270,270       $  519
 Chief Executive Officer
Ronald M. Levenson...... 1997  $153,000    $ 82,400     $    --        $   --       126,000       $1,946
 Senior Vice President,  1996  $101,000(3) $ 41,600     $ 23,000(6)    $   --        81,000       $  --
 Chief Financial Officer
 and Treasurer
George W. Robinson...... 1997  $123,000    $ 55,000     $    --        $   --         6,480       $1,989
 Senior Vice President-- 1996  $ 70,000(3) $ 43,750     $ 41,000(6)    $   --        60,000       $  433
 Operations
William H. Bottlinger... 1997  $143,000(7) $ 58,800     $ 57,900(6)    $   --        15,000       $  --
 Vice President--
 Regional Operations and
 Chief Information
 Officer
Forrest M. Flint........ 1997  $125,000    $ 30,000     $    --        $   --         7,200       $2,340
 Vice President--        1996  $ 14,000(3) $ 15,000     $    --        $   --        36,000       $  288
 Business Development

--------
(1) Except as specifically noted, no Other Annual Compensation for any Named Executive Officer exceeded $50,000 or 10% of the total salary and bonus for such officer.
(2) Represents matching contributions under the Company's 401(k) plan.
(3) Represents less than one full year's compensation.
(4) Consists of a tax offset bonus in the amount of $84,461 paid with respect to the restricted Common Stock issued to Mr. Serrao in January 1996, and moving and relocation expenses in the amount of $52,082.
(5) Represents the dollar value (net of consideration paid) of 300,000 shares of restricted Common Stock issued to Mr. Serrao in January 1996, based upon the fair market value of such shares on the date of issuance. Such shares are subject to repurchase rights in favor of the Company upon the occurrence of certain events, including the termination of Mr. Serrao's employment. Such repurchase rights lapse ratably during the first four years of Mr. Serrao's employment and upon the occurrence of certain other events. As of December 31, 1997, 156,204 shares of restricted Common Stock with a fair market value on such date of $2,213,411 were held by Mr. Serrao. Dividends, if declared and paid upon the Common Stock, will be paid on such restricted stock.
(6) Consists of moving and relocation expenses.
(7) Mr. Bottlinger's employment with the Company began in 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information about options to purchase Common Stock which were granted during the year ended December 31, 1997.

                                                                            POTENTIAL REALIZEABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                     FOR OPTION TERM
                         -------------------------------------------------- ---------------------
                             NUMBER OF
                             SECURITIES                EXERCISE
                         UNDERLYING OPTIONS % OF TOTAL   PRICE   EXPIRATION
                            GRANTED (#)      OPTIONS   ($/SHARE)    DATE      5% ($)    10% ($)
                         ------------------ ---------- --------- ---------- ---------- ----------
Gregory A. Serrao.......        9,600(1)        2%      $12.50    1/01/07   $   75,467 $  191,249
                              169,590(1)       31%      $14.17    8/01/07   $1,511,291 $3,829,907
                               10,410(2)        2%      $14.17    1/30/07   $   87,047 $  217,701
Ronald M. Levenson......        6,000(1)        1%      $12.50    1/01/07   $   47,167 $  119,531
                              109,590(1)       20%      $14.17    8/01/07   $  976,604 $2,474,907
                               10,410(2)        2%      $14.17    1/30/07   $   87,047 $  217,701
George W. Robinson......        3,480(1)        1%      $12.50    1/01/07   $   27,357 $   69,328
                                3,000(1)        1%      $14.17    8/01/07   $   26,734 $   67,750
William H. Bottlinger...        5,850(1)        1%      $12.50    1/17/07   $   45,988 $  116,542
                                7,200(1)        1%      $14.17    8/01/07   $   64,162 $  162,600
                                1,950(2)       --       $12.50    7/18/06   $   14,384 $   35,973
Forrest M. Flint........        7,200(1)        1%      $14.17    8/01/07   $   64,162 $  162,600

--------
(1) Options issued under the 1996 Stock Option Plan. The exercise price of the options is no less than the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.
(2) Options issued under the 1996 Time Accelerated Restricted Stock Option Plan. The exercise price of the options is no less than the fair market value of the Company's Common Stock on the date of grant. These options became exercisable as of the completion of the IPO.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table presents information about the value of options outstanding for each of the Named Executive Officers as of December 31, 1997. No options were exercised during the year.

                         NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT                IN-THE-MONEY OPTIONS
                               DECEMBER 31, 1997(#)               AT DECEMBER 31, 1997 ($)
                         -----------------------------------    ----------------------------
                          EXERCISABLE(1)      UNEXERCISABLE     EXERCISABLE(1) UNEXERCISABLE
                         ----------------    ---------------    -------------- -------------
Gregory A. Serrao.......            280,680             179,190   $3,740,537     $ 16,032
Ronald M. Levenson......             46,410             160,590   $  498,240     $632,820
George W. Robinson......             27,150              39,330   $  158,556     $197,656
William H. Bottlinger...              1,950              13,050   $    3,257     $  9,770
Forrest M. Flint........             20,160              23,040   $  117,734     $ 92,506

--------
(1) Although not all exercisable at December 31, 1997, all options became exercisable as of the completion of the IPO.

EMPLOYMENT AGREEMENTS

  The Company has a five-year employment agreement with Mr. Serrao which terminates in January 2001. Under his employment agreement, Mr. Serrao receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated prior to the end of the five-year term by the Company without cause or by Mr. Serrao for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Levenson which terminates in April 1999. Under his employment agreement, Mr. Levenson receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 40% of his then current base salary. Mr. Levenson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Levenson's employment is terminated prior to the end of the three-year term by the Company without cause or by Mr. Levenson for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Robinson which terminates in May 1999. Under his employment agreement, Mr. Robinson receives an annual base salary of $125,000 and a bonus in an amount up to $75,000. Mr. Robinson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Robinson's employment is terminated prior to the end of the three-year term by the Company without cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his base salary for the shorter of one year or the remainder of the term of the agreement.

  The Company has a three-year employment agreement with Mr. Flint which terminates in November 1999. Under his employment agreement, Mr. Flint receives an annual base salary of $130,000 (subject to potential annual salary increases) and a bonus in an amount up to $26,250 for 1997, and 25% of his then-current base salary thereafter. Mr. Flint is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Flint's employment is terminated prior to the end of the three-year term by the Company for any reason other than for cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his then current base salary for the remainder of such term.

STOCK PLANS

 1996 Stock Option Plan

  The 1996 Stock Option Plan, as amended (the "1996 Plan"), was originally adopted in January 1996 to provide options to officers and key employees of the Company and its subsidiaries. Options are granted at a price per share which is no less than the fair market value of the Common Stock at the time of the grant. Options granted pursuant to the 1996 Plan expire ten years from the date of grant, or may expire earlier upon termination of the grantee's employment with the Company. The total number of shares of Common Stock subject to the 1996 Plan is 973,246, of which options for 715,438 shares were outstanding at August 14, 1998.

 1996 Time Accelerated Restricted Stock Option Plan

  The 1996 Time Accelerated Restricted Stock Option Plan, as amended (the "TARSOP"), was originally adopted in January 1996. The total number of shares subject to the TARSOP is 360,360. Options to purchase all such shares have been granted and became exercisable at the completion of the IPO.

 1996 Affiliate Stock Option Plan

  The 1996 Affiliate Stock Option Plan, as amended (the "Affiliate Plan"), was originally adopted in September 1996 to provide options to certain persons associated with the affiliated dental practices. Options are granted at a price per share which is no less than the fair market value of Common Stock at the time of grant. The total number of shares of Common Stock subject to the Affiliate Plan is 110,000, of which options for 89,586 shares were outstanding at August 14, 1998.

 1996 Directors Stock Option Plan

  The 1996 Directors Stock Option Plan, as amended (the "Directors Plan"), was originally adopted in September 1996 to grant options to those directors of the Company who are not employees or officers of the

Company or any subsidiary of the Company. Options are granted at a price per share which is no less than the fair market value of Common Stock at the date of the time of grant. The total number of shares of Common Stock subject to the Directors Plan is 60,000, of which options for 24,800 shares were outstanding at August 14, 1998.

 1997 Employee Stock Purchase Plan

  The 1997 Employee Stock Purchase Plan, as amended (the "Employee Stock Purchase Plan"), enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period began concurrent with the completion of the IPO and will end on December 31, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan is 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period. Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

                             CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to October 27, 1997, the Company did not have a separate Compensation Committee or other committee performing equivalent functions. As a result, compensation decisions prior to that time were made by the Company's Board of Directors consisting of Messrs. Serrao, Kelly, Mannion, Reeves and Dr. Swenson. Messrs. Mannion and Reeves serve as the current members of the Company's Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or Compensation Committee.

  The Company and a group of investors (collectively, the "Purchasers") were parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company. The Purchasers included, among others, Mr. Serrao and certain limited partnerships which are affiliated with Summit Partners. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. Summit Partners and its affiliated limited partnerships are hereinafter collectively referred to as "Summit Partners."

  The Company and the Purchasers were parties to a Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996, as amended (the "Preferred Stock Purchase Agreement"), pursuant to which the Purchasers purchased, in the aggregate, 400,000 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 70,000 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the Preferred Stock Purchase Agreement, the Purchasers purchased an aggregate of 300,000 shares of Common Stock at $0.33 per share. The aggregate purchase price for all Preferred and Common Stock purchased by the Purchasers was $15,000,000. The proceeds from the sale of such shares were used by the Company for the acquisition of dental practices and for general working capital purposes. The following table describes the number of shares of Series A and Series B Preferred Stock and Common Stock purchased by Mr. Serrao and Summit Partners:

                                                NUMBER OF SHARES
                                ------------------------------------------------
                                SERIES A CONVERTIBLE SERIES B REDEEMABLE COMMON
                                  PREFERRED STOCK      PREFERRED STOCK    STOCK
                                -------------------- ------------------- -------
   Gregory A. Serrao...........         2,933                 513          2,200
   Summit Partners.............       349,600              61,180        278,563

  The Series A Convertible Stock was converted into 17,600 and 2,097,599 shares of Common Stock for Mr. Serrao and Summit Partners, respectively, at the completion of the IPO. Approximately $7.9 million of the proceeds of the IPO were used to redeem all of the Series B Preferred Stock, including unpaid dividends. In connection with such redemption, Mr. Serrao and Summit Partners received $57,572 and $6,861,887, respectively. The Preferred Stock Purchase Agreement also granted to the Purchasers preemptive rights with respect to the Company's issuance of certain securities, which rights expired immediately prior to the completion of the IPO.

  The Company and Summit Partners were parties to a Subordinated Debenture Purchase Agreement dated January 8, 1996, as amended, pursuant to which Summit Partners committed to purchase up to $15,000,000 of 12% subordinated debentures of the Company (the "Debentures") upon the Company's request. The obligations of Summit Partners to purchase the Debentures automatically terminated at the completion of the IPO.

  The Company and the Purchasers are parties to a Registration Rights Agreement dated January 8, 1996, as amended (the "Purchasers Registration Rights Agreement"), pursuant to which the Purchasers have the right, subject to certain restrictions, to cause the Company to effect a registration of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). The Purchasers also have certain "piggy back" registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. Such registration rights do not apply to the Common Stock being offered hereby.

  The Company acquired Park pursuant to the terms of an Acquisition and Exchange Agreement effective November 12, 1996 (the "Acquisition Agreement"), among the Company, Park, and all of the shareholders of Park, including Dr. Swenson. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of Subordinated Notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. The consideration received by Dr. Swenson for the exchange of his Park shares was on a pro rata basis with all other shareholders of Park. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between representatives of the Company and representatives of Park, including Dr. Swenson. Dr. Swenson was elected as a member of the Company's Board of Directors pursuant to the terms of the Acquisition Agreement.

  The Company entered into a registration rights agreement with the former shareholders of Park. This registration rights agreement contains provisions which grant the former shareholders of Park piggy back registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. In addition, this registration rights agreement contains a provision under which the former Park shareholders may require registration of their shares of Common Stock (subject to the other general applicable limitations on the Company's registration obligations) on one occasion if and to the extent that they have not otherwise had the opportunity to register their shares during the three-year period following the completion of the IPO.

  The Company entered into a service agreement with the professional corporation formed by the former dentist shareholders of Park, including Dr. Swenson. This service agreement is on substantially the same terms and conditions as all of the Company's other service agreements. See "Business-- Affiliation Structure--Service Agreement."

INITIAL CAPITALIZATION ARRANGEMENTS

  Mr. Serrao and Summit Partners, of which Mr. Mannion is a general partner, were parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company. In addition, Mr. Levenson, the Company's Senior Vice President and Chief Financial Officer, was a party to such agreements and transactions. Pursuant to the Preferred Stock Purchase Agreement, Mr. Levenson purchased 5,600 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 980 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the Preferred Stock Purchase Agreement, Mr. Levenson purchased 4,199 shares of Common Stock at $0.33 per share. The Series A Convertible Stock was converted into 33,600 shares of Common Stock at the completion of the IPO. As part of the redemption of the Series B Redeemable Preferred Stock with a portion of the proceeds of the IPO, Mr. Levenson received $109,627. Mr. Levenson is also a party to the Purchasers Registration Rights Agreement. See "--Compensation Committee Interlocks and Insider Participation."

AFFILIATION WITH PARK DENTAL

  Dr. Swenson was a party to various agreements and transactions which were entered into in connection with the Company's affiliation with Park. In addition to Dr. Swenson, Delta Associates, Ltd. ("DAL"), a greater than 5% stockholder of the Company, was a stockholder of Park and received its pro rata share of the consideration paid by the Company for the exchange of its Park stock. DAL is also a party to the registration rights agreement with the former shareholders of Park. See "--Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 31, 1998, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, has or shares the power to dispose of or direct the disposition of such security, or has the right to acquire the security within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                              SHARES BENEFICIALLY OWNED(1)
                                              ---------------------------------
                                                 NUMBER          PERCENTAGE
                                              ---------------- ----------------
Summit Ventures(2)...........................        2,376,162           32.0%
Martin J. Mannion(2).........................        2,376,162           32.0%
Gregory A. Serrao(3)(6)......................          652,278            8.4%
Delta Associates, Ltd.(4)....................          378,001            5.1%
Dr. Gregory T. Swenson(5)(6).................          335,385            4.5%
Ronald M. Levenson(6)........................          134,057            1.8%
George W. Robinson(6)........................           39,720              *
Forrest M. Flint(6)..........................           21,960              *
William H. Bottlinger(6).....................            7,213              *
James T. Kelly(6)............................            2,475              *
Derril W. Reeves(6)..........................            5,475              *
All executive officers and directors as a
 group (11 persons)(7).......................        3,583,678           45.2%

--------
 * less than 1%
(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are currently exerciable or exercisable within 60 days of the date of this Prospectus. As of such date, a total of 7,426,406 shares of Common Stock were issued and outstanding and options for 582,220 shares were exercisable.
(2) Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02110.
(3) Includes 30,000 shares owned by a family trust. The address for Mr. Serrao is American Dental Partners, Inc., 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880.
(4) Represents shares received by Delta Associates, Ltd. in connection with the Company's affiliation with PDHC, Ltd. The address of Delta Associates, Ltd. is 7807 Creekridge Circle, Minneapolis, Minnesota 55439.
(5) Includes 96,000 shares owned by a family trust. The address for Dr. Swenson is PDHC, Ltd., 6415 Brooklyn Blvd., Minneapolis, Minnesota 55429.
(6) Includes options for 325,478 shares for Mr. Serrao, 5,550 shares for Dr. Swenson, 90,308 shares for Mr. Levenson, 39,720 shares for Mr. Robinson, 21,960 shares for Mr. Flint, 5,213 shares for Mr. Bottlinger, 2,475 shares for Mr. Kelly and 2,475 shares for Mr. Reeves, respectively, which are currently exercisable or exerciseable within 60 days of the date of this Prospectus.
(7) Includes options for 500,132 shares for all executive officers and directors as a group which are currently exercisable or exerciseable within 60 days of the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 26,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). At the the closing of the IPO, the 400,000 shares of Series A Convertible Preferred Stock (which were converted into 2,399,995 shares of Common Stock) and the 70,000 shares of Series B Redeemable Preferred Stock (which were redeemed for cash) were restored to the status of undesignated preferred stock available for issuance. As of August 14, 1998, there were 7,426,406 shares of Common Stock and no shares of Preferred Stock outstanding.

 Common Stock

  The holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to preemptive rights or to cumulative voting for the election of directors. Subject to any senior rights of the Preferred Stock which may from time to time be outstanding, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon dissolution and liquidation of the Company, holders of the Common Stock are entitled to a ratable share of the net assets of the Company remaining after payments to creditors of the Company and to the holders of the Preferred Stock of the full preferential amounts to which they may be entitled. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

 Preferred Stock

  The Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board of Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences of the Preferred Stock, and to fix and determine the variations among series of the Preferred Stock. If any Preferred Stock is issued following this offering, such Preferred Stock would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation and dissolution. The Preferred Stock may be subject to repurchase or redemption by the Company. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which could be used by the Board of Directors in defense of a hostile takeover of the Company.

 Certain Provisions of Certificate of Incorporation and By-laws

  The Certificate of Incorporation and By-laws provide that directors may not be removed from office by the stockholders except by the affirmative vote of stockholders exercising at least two-thirds of the voting power in the election of directors; provided that if two-thirds of the entire Board of Directors recommend to the stockholders that a director be removed, then such director may be removed by the stockholders exercising at least a majority of the voting power in the election of directors. The Certificate of Incorporation requires all actions by stockholders to be taken at annual or special meetings. The By-laws divide the Board of Directors into three classes, each with a term of three years, with the term of one class expiring each year. No provision of the Certificate of Incorporation nor certain provisions of the By-laws, including those relating to indemnification and election and removal of directors, may be altered, amended or repealed nor may any inconsistent provision be adopted except by the affirmative vote of stockholders exercising at least two-thirds of the voting power of the Company; provided that if any such action was previously approved by at least two-thirds of the directors, then such action may be taken by the stockholders exercising a majority of the voting power. The By-laws also provide than any vacancy on the Board of Directors may be filled by a majority of the directors than in office even though less than a quorum exits. The foregoing provisions could have an anti-takeover effect by delaying, averting or preventing a change in control or management of the Company.

 Statutory Business Combination Provision

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

 Transfer Agent and Registrar

  BankBoston, N.A. serves as the Company's transfer agent and registrar for its Common Stock.

                       DESCRIPTION OF SUBORDINATED NOTES

  Except as otherwise described below, all of the Subordinated Notes to be issued in this Offering will be on substantially the same terms and conditions as the currently outstanding Subordinated Notes of American Dental Partners, Inc. ("ADP"). As of August 14, 1998, ADP had approximately $6,179,000 aggregate principal amount of Subordinated Notes issued and outstanding. All of the outstanding Subordinated Notes bear interest at a rate of 7% per annum, are payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance, are unsecured debt obligations of ADP and are subject to subordination agreements which are substantially the same as the subordination agreements described below.

  The Subordinated Notes offered hereby will be issued on the following terms and conditions:

 Rates of Interest; Terms of Repayment

  The rates of interest on the Subordinated Notes offered hereby will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired in acquisition and affiliation transactions. However, the rate of interest for any Subordinated Note will not be less than a rate which is sufficient to avoid imputed interest under any applicable section of the Internal Revenue Code as of the date of issuance of such Subordinated Note. The Subordinated Notes will be payable in seven equal annual principal installments plus interest on the declining unpaid principal balance due on the first seven anniversaries from their date of issuance. ADP will have the right to prepay all or part of the principal balance of the Subordinated Notes at any time, without penalty. Payments under the Subordinated Notes will be subject to certain indemnification setoff rights in favor of ADP. ADP will have the right, to the extent it is entitled to indemnification from the securityholders or principal owners of the businesses whose securities or assets are to be acquired, to setoff the amount of damages incurred by ADP as a result of an indemnifiable claim against amounts due from ADP under the Subordinated Notes.

 Subordination Arrangements

  Each of the Subordinated Notes will be unsecured debt obligations of ADP. In addition, each of the Subordinated Notes will be subject to subordination agreements which will be executed by each securityholder or principal owners of the businesses whose securities or assets are to be acquired in an acquisition or affiliation transaction. Under the subordination agreements, the payment of the Subordinated Notes will be subordinate and junior in right of payment to the payment in full of all obligations of ADP for borrowed money ("Senior Indebtedness"), except as follows: (a) debt arising under instruments delivered by ADP to an unaffiliated entity or owners of such entity in connection with the acquisition of such entity; (b) any preferred stock or other equity security of ADP; and (c) any indebtedness owed by ADP to an affiliate (as defined in the subordination agreement). Pursuant to the subordination agreements, the holders of the Subordinated Notes (the "Holders") will not be permitted to accept or receive any payment on the Subordinated Notes; provided that the Holders may accept mandatory scheduled payments under the Subordinated Notes unless at the time of such payment there exists a default on any payment for the Senior Indebtedness or there exists any other default with respect to the Senior Indebtedness permitting the holders of Senior Indebtedness to accelerate the maturity of such indebtedness. If a payment default exists under the Subordinated Notes, the Holders may give written notice of such default to the holders of the Senior Indebtedness (the "Senior Debt Holders"). Thereafter, the Senior Debt Holders will have 180 days to either declare a default under the Senior Indebtedness or consent to ADP making scheduled payments under the Subordinated Notes (the "Consent") until the Consent is terminated by the Senior Debt Holders. If the Senior Debt Holders (i) fail to do one of the foregoing alternatives or (ii) terminate the Consent and a payment default occurs under the Subordinated Notes on either of the next two succeeding scheduled payments, then the Holders will have the right to enforce their respective rights under the Subordinated Notes.

  In the event of any dissolution, winding-up, liquidation, restructuring, or other reorganization of ADP (a "Reorganization"), all Senior Indebtedness will be paid in full before any payment is made on the Subordinated Notes. In addition, the Holders will, pursuant to the Subordination Agreement, irrevocably authorize ADP or the Senior Debt Holders to, upon the occurrence of a Reorganization, (a) prove and enforce any claims with respect to the Subordinated Notes in the name of the Senior Debt Holders or the Holders, (b) vote claims arising under the Subordinated Indebtedness, and (c) accept and receive any payment or distribution made under the Subordinated Notes and apply such payment or distribution to the Senior Indebtedness. If any payment or distribution is made to the Holders with respect to the Subordinated Notes before all Senior Indebtedness had been paid in full and before the obligations of the Senior Debt Holders to extend credit have been irrevocably terminated, such payment or distribution will be held in trust by the Holders and promptly paid over to the Senior Debt Holders for application to the payment of all Senior Indebtedness. The Subordination Agreement also contains material restrictions on the Holders' enforcement of remedies under the Subordinated Notes.

  As of August 14, 1998, the amount of outstanding Senior Indebtedness was $3,035,000.

  ADP conducts all of its operations through subsidiaries and expects that it will continue to do so in the future. The Subordinated Notes represent indebtedness of ADP only. Creditors and holders of indebtedness (including preferred stock, if any) of each subsidiary, although not holders of Senior Indebtedness, will have a claim on the assets of such subsidiary prior to the claims of the Holders.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the IPO, there was no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

SALES OF RESTRICTED SHARES

  As of August 14, 1998, the Company had a total of 7,426,406 shares of Common Stock outstanding. Of these shares, the 2,587,500 shares of Common Stock sold in the IPO (which includes the underwriters' over-allotment option) are freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who are required to sell such shares under Rule 144 under the Securities Act. Additionally 4,829,012 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Finally, 9,894 shares of Common Stock were issued to a former owner of a dental group that affiliated with the Company and are subject to contractual restrictions on transfer without the consent of the Company, which restrictions expire one year from the date of issuance.

  Of the Restricted Shares, 4,654,731 Restricted Shares are eligible for sale in the public market pursuant to Rule 144. All such shares are subject to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 74,264 shares as of the date hereof) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144 (k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

LOCK-UP AGREEMENTS

  All of the stockholders of the Company, including the executive officers and directors, who owned in the aggregate 4,829,012 shares of Common Stock as of the completion of the IPO, have agreed that they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock of any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180-day period following the date of the IPO Prospectus, except for certain permitted transfers or with the prior written consent of BT Alex. Brown Incorporated.

STOCK OPTION AND PURCHASE PLANS

  As of August 14, 1998, 1,503,606 shares of Common Stock were reserved for issuance under the Company's stock plans, of which 1,190,184 shares were issuable upon the exercise of outstanding stock options, and 200,000 shares of Common Stock were reserved for issuance under the Employee Stock Purchase Plan. See "Management--Stock Plans." The Company has filed registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to its stock option and stock purchase plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

REGISTRATION RIGHTS

  The holders of 4,259,982 shares of Common Stock have the right under certain circumstances to require the Company to register their shares under the Securities Act for resale to the public, and holders of approximately 4,794,212 shares have the right to include their shares in a registration statement filed by the Company. See "Certain Transactions."

SHELF REGISTRATION FOR FUTURE AFFILIATIONS

  The 750,000 shares of Common Stock issuable pursuant to this Offering generally will be eligible for resale after their issuance as follows: (i) for non-affiliates of the businesses the Company acquires, without restriction; and (ii) for affiliates of the businesses the Company acquires, subject to compliance with the volume and manner-of-sale restrictions of Rule 145, unless in each case the Company contractually restricts their resale. The Company anticipates that the persons acquiring shares of Common Stock in business combination transactions pursuant to this Offering will be contractually required to hold all or some portion of the Common Stock for some period of time. Initially, the Company will issue Common Stock in connection with such transactions subject to a lock-up period of at least 180 days from the date of the IPO Prospectus. See "Shares Eligible for Future Sale."

                             PLAN OF DISTRIBUTION

THE COMPANY

  This Prospectus covers the offer and sale of up to 750,000 shares of Common Stock and up to $25,000,000 aggregate principal amount of Subordinated Notes, which the Company may issue from time to time in connection with the future direct and indirect affiliations or acquisitions of other businesses, properties, or securities in acquisition or affiliation transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

  The Company expects that the terms upon which it may issue the Common Stock and/or the Subordinated Notes in acquisition or affiliation transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired, including the rates of interest for the Subordinated Notes. The Company expects that the Common Stock issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. The Subordinated Notes will be unsecured debt obligations of the Company, subordinated to all Senior Indebtedness, payable over seven years and on parity with all other Subordinated Notes (whether currently outstanding or hereafter issued).

GENERAL

  All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares of Common Stock and/or Subordinated Notes by the Company in acquisition or affiliation transactions, although finder's fees may be paid with respect to specific transactions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

  The shares of Common Stock offered hereunder will be tradeable on the Nasdaq National Market, but such shares may be subject to certain contractual holding period restrictions as described above. At present, there is no market for the Subordinated Notes, and it is not anticipated that a market for the Subordinated Notes will develop in the foreseeable future. In addition, the acquisition agreements to be entered into in connection with the acquisition or affiliation transactions will set forth restrictions with respect to the transfer of the Subordinated Notes.

                            VALIDITY OF SECURITIES

  The validity of the securities offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Columbus, Ohio. Gary A. Wadman, a partner of Baker & Hostetler LLP, is the Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of American Dental Partners, Inc. as of December 31, 1996 and 1997 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Orthocare Companies as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Common Stock and the Subordinated Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contact, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The Common Stock has been approved for quotation on the Nasdaq National Market. Periodic reports, proxy materials and other information concerning the Company, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--CONSOLIDATED FINANCIAL
 STATEMENTS
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   1996 and 1997..........................................................  F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1996 and 1997.............................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1996 and 1997..........................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--UNAUDITED INTERIM
 CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets at December 31, 1997 (audited) and June 30,
   1998 (unaudited)....................................................... F-22
  Consolidated Statements of Earnings for the Three Months and Six Months
   Ended June 30, 1997 and 1998 (unaudited)............................... F-23
  Consolidated Statement of Stockholders' Equity for the Six Months Ended
   June 30, 1998 (unaudited) ............................................. F-24
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1997 and 1998 (unaudited).............................................. F-25
  Notes to Interim Consolidated Financial Statements ..................... F-26

ACQUISITIONS AND AFFILIATIONS--THE ORTHOCARE COMPANIES

  The combined financial information presented for The Orthocare Companies presents the financial position and results of operations of the dental group practice that provides orthodontic services, an MSO and a related entity that arranges for orthodontic services for insurance companies, all of which were under common ownership prior to their affiliation with the Company. After affiliation, the dentists formed a new PC which affiliated with the MSO and the related entity became a wholly-owned subsidiary of the Company. These financial statements are presented for information purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved by The Orthocare Companies pursuant to the service agreement with the Company, had such service agreement been in place during the periods presented. The information should be read in conjunction with "The
Company," "Management's Discussion and Analysis of Financial Condition and
Results of Operations," Unaudited Pro forma Consolidated Financial Information and the Consolidated Financial Statements of the Company.

Financial Information
  Independent Auditors' Report............................................ F-29
  Combined Balance Sheets as of December 31, 1996 and September 30, 1997.. F-30
  Combined Statements of Operations for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997........................... F-31
  Combined Statements of Stockholders' Equity for the Year Ended December
   31, 1996 and the Nine Months Ended September 30, 1997.................. F-32
  Combined Statements of Cash Flows for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997........................... F-33
  Notes to Combined Financial Statements.................................. F-34

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Dental Partners, Inc.:

  We have audited the accompanying consolidated balance sheets of American Dental Partners, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dental Partners, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
February 6, 1998

                         AMERICAN DENTAL PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 5,836  $ 4,675
  Accounts receivable........................................     996      101
  Receivables due from affiliated practices..................   1,595    3,207
  Inventories................................................     174      387
  Prepaid expenses and other receivables.....................   1,405    1,631
                                                              -------  -------
    Total current assets.....................................  10,006   10,001
                                                              -------  -------
Property and equipment, net..................................   5,943    8,752
                                                              -------  -------
Non-current assets:
  Intangible assets, net.....................................   9,173   28,975
  Other assets...............................................     172      231
                                                              -------  -------
    Total non-current assets.................................   9,345   29,206
                                                              -------  -------
    Total assets............................................. $25,294  $47,959
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $ 1,730  $ 2,618
  Accrued compensation, benefits and taxes...................   2,154    3,001
  Accrued expenses...........................................   2,396    2,666
  Income taxes payable.......................................     --       183
  Current maturities of debt.................................     537      774
                                                              -------  -------
    Total current liabilities................................   6,817    9,242
                                                              -------  -------
Non-current liabilities:
  Long-term debt.............................................   3,063   21,253
  Deferred income tax liability..............................     --       231
  Other liabilities..........................................     145       27
                                                              -------  -------
    Total non-current liabilities............................   3,208   21,511
                                                              -------  -------
    Total liabilities........................................  10,025   30,753
                                                              -------  -------
Series A convertible preferred stock, par value $0.01 per
 share, 400,000 shares authorized, issued and outstanding....   8,009    8,641
Series B redeemable preferred stock, par value $0.01 per
 share, 70,000 shares authorized, issued and outstanding.....   7,096    7,656
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 530,000 shares
   authorized, no shares issued or outstanding...............     --       --
  Common stock, par value $0.01 per share, 25,000,000 shares authorized, 2,213,384 and 2,394,212 shares issued and
   outstanding...............................................      22       24
  Additional paid-in capital.................................   2,659    2,307
  Unearned compensation......................................     (74)     (49)
  Accumulated deficit........................................  (2,443)  (1,373)
                                                              -------  -------
    Total stockholders' equity...............................     164      909
                                                              -------  -------
Commitments and contingencies
    Total liabilities and stockholders' equity............... $25,294  $47,959
                                                              =======  =======

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
Net revenue.................................................. $ 3,933  $53,270
                                                              -------  -------
Operating expenses:
  Salaries and benefits......................................   2,098   28,438
  Lab fees and dental supplies...............................     534    6,435
  Office occupancy...........................................     389    4,814
  Other operating expenses...................................     773    6,264
  General corporate expenses.................................   2,395    3,337
  Depreciation...............................................     177    1,580
  Amortization of intangible assets..........................      48      645
                                                              -------  -------
    Total operating expenses.................................   6,414   51,513
                                                              -------  -------
Earnings (loss) from operations..............................  (2,481)   1,757
  Interest expense (income), net.............................     (38)     563
                                                              -------  -------
Earnings (loss) before income taxes..........................  (2,443)   1,194
  Income taxes...............................................     --       124
                                                              -------  -------
  Net earnings (loss)........................................ $(2,443) $ 1,070
                                                              =======  =======
Net loss per common share:
  Basic...................................................... $ (3.45) $ (0.05)
  Diluted.................................................... $ (3.45) $ (0.05)
Weighted average common shares outstanding:
  Basic......................................................     768    2,273
  Diluted....................................................     768    2,273


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                         COMMON STOCK  ADDITIONAL                              TOTAL
                         -------------  PAID-IN     UNEARNED   ACCUMULATED STOCKHOLDERS'
                         SHARES AMOUNT  CAPITAL   COMPENSATION   DEFICIT      EQUITY
                         ------ ------ ---------- ------------ ----------- -------------
Balance at January 1,
 1996...................   --   $ --     $  --       $ --        $   --       $   --
  Issuance of common
   stock for
   acquisitions......... 1,613     16     2,673        --            --         2,689
  Sale of common stock..   600      6       191        (97)          --           100
  Amortization of
   unearned
   compensation.........   --     --        --          23           --            23
  Dividends on Series A
   convertible preferred
   stock................   --     --       (109)       --            --          (109)
  Dividends on Series B
   redeemable preferred
   stock................   --     --        (96)       --            --           (96)
  Net loss..............   --     --        --         --         (2,443)      (2,443)
                         -----  -----    ------      -----       -------      -------
Balance at December 31,
 1996................... 2,213     22     2,659        (74)       (2,443)         164
  Issuance of common
   stock for
   acquisitions.........   181      2       840        --            --           842
  Amortization of
   unearned
   compensation.........   --     --        --          25           --            25
  Dividends on Series A
   convertible preferred
   stock................   --     --       (632)       --            --          (632)
  Dividends on Series B
   redeemable preferred
   stock................   --     --       (560)       --            --          (560)
  Net earnings..........   --     --        --         --          1,070        1,070
                         -----  -----    ------      -----       -------      -------
Balance at December 31,
 1997................... 2,394  $  24    $2,307      $ (49)      $(1,373)     $   909
                         =====  =====    ======      =====       =======      =======


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
Cash flows from operating activities:
 Net earnings (loss)....................................... $ (2,443) $  1,070
 Adjustments to reconcile net earnings (loss) to net cash
  provided by (used for) operating activities:
  Depreciation.............................................      177     1,580
  Amortization of intangible assets........................       48       645
  Other amortization.......................................       23        54
  Changes in assets and liabilities, net of acquisitions
   and affiliations:
    Accounts receivable....................................    1,417     1,871
    Receivables due from affiliated practices..............   (1,707)   (1,801)
    Other current assets...................................      237       (37)
    Accounts payable and accrued expenses..................      941    (1,865)
    Accrued compensation, benefits and taxes...............     (232)      384
                                                            --------  --------
      Net cash provided by (used for) operating
       activities..........................................   (1,539)    1,901
                                                            --------  --------
Cash flows from investing activities:
 Acquisitions and affiliations, net of cash acquired.......   (6,632)  (14,878)
 Capital expenditures, net.................................     (386)   (3,212)
 Other assets..............................................      140       113
                                                            --------  --------
      Net cash used for investing activities...............   (6,878)  (17,977)
                                                            --------  --------
Cash flows from financing activities:
 Proceeds from issuance of Series A convertible preferred
  stock....................................................    7,900       --
 Proceeds from issuance of Series B redeemable preferred
  stock....................................................    7,000       --
 Proceeds from issuance of common stock....................      100       --
 Borrowings under revolving line of credit, net............      --     16,700
 Repayment of borrowings...................................     (747)   (1,543)
 Payment of debt issuance costs............................      --       (242)
                                                            --------  --------
      Net cash provided by financing activities............   14,253    14,915
                                                            --------  --------
Increase (decrease) in cash and cash equivalents...........    5,836    (1,161)
Cash and cash equivalents at beginning of year.............      --      5,836
                                                            --------  --------
Cash and cash equivalents at end of year................... $  5,836  $  4,675
                                                            ========  ========
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest.................... $      3  $    470
                                                            ========  ========
 Cash paid during the year for income taxes................ $    --   $    344
                                                            ========  ========
Acquisitions and Affiliations:
 Assets acquired........................................... $ 20,099  $ 24,693
 Liabilities assumed and issued............................  (10,063)   (7,054)
 Common stock issued.......................................   (2,689)     (842)
                                                            --------  --------
 Cash paid.................................................    7,347    16,797
 Less cash acquired........................................     (715)   (1,919)
                                                            --------  --------
      Net cash paid for acquisitions and affiliations...... $  6,632  $ 14,878
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                        AMERICAN DENTAL PARTNERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS

  American Dental Partners, Inc. (the "Company") was formed in December 1995 to provide management services to dental practices and commenced operations in January 1996. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with these affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to the affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The Company does not own any interests in or control the activities of the affiliated dental practices. Accordingly, the consolidated financial statements of the affiliated dental practices are not consolidated with those of the Company.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, receivables due from affiliated practices, accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value because the interest rates approximate rates at which similar types of borrowing arrangements could be obtained by the Company.

 Net Revenue

  The Company's net revenue represents the aggregate amounts charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. The Company's service fees typically consist

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

of a fixed monthly fee and an additional variable fee. Additionally, the Company's net revenue includes amounts from third party payors related to the arrangement of the provision of care to patients. The Company records all revenue monthly as earned.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 30-40 years for buildings, 3-7 years for equipment and 3-7 years for furniture and fixtures.

  Property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

 Intangible Assets

  Identifiable intangible assets result from management service agreements with the affiliated dental groups and goodwill associated with the Company's acquisition. The estimated fair value of the management service agreements is the excess of the purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed of dental practices. Intangible assets associated with management service agreements and goodwill are amortized over 25 years. In the event a management service agreement is terminated, the related affiliated dental practice is required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental practice. Accumulated amortization amounted to $28,000 and $673,000 at December 31, 1996 and 1997, respectively.

  The Company reviews the carrying value of intangible assets on an entity by entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the practices' market position, reputation, profitability and geographical penetration. If conditions are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

 Stock Option Plans

  Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, allows companies to recognize expense for the fair value of stock-based awards or to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the effects of SFAS 123 as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

No. 25, compensation expense is recognized only if on the measurement date the fair value of the underlying stock exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

 Earnings Per Share

  Earnings per share are computed based on Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

 EITF Issue No. 97-2

  The Emerging Issues Task Force ("EITF") has issued EITF Issue No. 97-2 which addresses certain matters relating to the physician practice management industry, which include the criteria for the consolidation of professional service corporation revenue and the accounting for business combinations. The Company believes that this EITF issue will not have any material impact on the Company's consolidated financial statements.

(3) ACCOUNTS RECEIVABLE AND NET REVENUE

 Accounts Receivable

  Accounts receivable represent amounts due from patients and third party payors for dental services provided by affiliated dental practices that were outstanding at the time the Company acquired the assets of the practice.

 Receivables Due From Affiliated Dental Practices

  Receivables due from affiliated practices represent amounts due pursuant to the terms of the service agreements as described below.

  The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The additional fee is determined by a comparison of the actual financial performance of the affiliated dental group practice in relation to its budget.

 Net Revenue

  The Company's net revenue represents the aggregate fees charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for actual expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

operating income and 50% of such excess over budgeted operating income. The Company records this revenue monthly as earned. For the year ended December 31, 1997, the total amount of service fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC.

  For the years ended December 31, 1996 and 1997, net revenue consisted of the following:

                                                                 1996   1997
                                                                ------ -------
                                                                (IN THOUSANDS)
   Reimbursement of expenses:
     Rent expense.............................................. $  267 $ 3,476
     Other operating expenses..................................  2,908  32,910
                                                                ------ -------
       Total reimbursement of expenses.........................  3,175  36,386
                                                                ------ -------
   Management service fees:
     Monthly fee...............................................    720  10,724
     Additional variable fee...................................    --    1,332
                                                                ------ -------
       Total management service fees...........................    720  12,056
                                                                ------ -------
       Net revenue earned by the company under service
        agreements.............................................  3,895  48,442
   Revenue related to the arrangement of the provision of care
    to patients................................................     38   4,828
                                                                ------ -------
       Total net revenue....................................... $3,933 $53,270
                                                                ====== =======

 Revenue--Affiliated Dental Practices

  The affiliated dental practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts.

  The Company does not consolidate the financial statements of its affiliated dental practices with those of the Company. The adjusted gross revenue and amounts retained by the affiliated dental practices are presented below for illustrative purposes only:

                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                           1996                   1997
                                   --------------------- ----------------------
                                    PARK  ALL AFFILIATED  PARK   ALL AFFILIATED
                                   DENTAL   PRACTICES    DENTAL    PRACTICES
                                   ------ -------------- ------- --------------
                                                  (IN THOUSANDS)
   Adjusted gross revenue--
    affiliated dental practices..  $4,459     $4,920     $38,515    $64,492
   Amounts retained by affiliated
    dental practices.............     858      1,025       8,461     16,050
                                   ------     ------     -------    -------
   Net revenue earned by the
    Company under service
    agreements...................  $3,601     $3,895     $30,054    $48,442
                                   ======     ======     =======    =======

(4) ACQUISITIONS AND AFFILIATIONS

  During the year ended December 31, 1996, the Company acquired substantially all the assets of three dental practices and simultaneously entered into 40-year service agreements with the affiliated dental groups. The aggregate purchase price paid in connection with these transactions (the "1996 Transactions") consisted of

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

approximately $7.3 million in cash, $2.2 million in subordinated promissory notes and 1,613,400 shares of Common Stock.

  During the year ended December 31, 1997, the Company acquired substantially all the assets of six dental practices and a related entity associated with one of these practices, Orthocare, Ltd., (now a wholly-owned subsidiary), which contracts with third party payors and orthodontic providers to arrange for the provision of orthodontic care to patients insured by such third party payors. The Company simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $16.8 million in cash, $2.4 million in subordinated promissory notes and 180,834 shares of Common Stock. All transactions completed in 1997 are referred to as the "1997 Transactions."

  The 1996 and 1997 Transactions are as follows:

     DATE                               AFFILIATED DENTAL GROUP     LOCATION
     ----                               -----------------------     --------
   November 1996....................... Park Dental              Minneapolis, MN
   December 1996....................... Longhorn Dental          Austin, TX
   December 1996....................... Smileage Dental Care     Milwaukee, WI
   March 1997.......................... Malcolm R. Scott, D.D.S. San Marcos, TX
   March 1997.......................... Lakeside Dental Care     Metairie, LA
   May 1997............................ Soster Dental Group      Pittsburgh, PA
   July 1997........................... Northpoint Dental Group  Milwaukee, WI
   October 1997........................ Wilkens Dental Group     Milwaukee, WI
   October 1997........................ Orthocare Group          Minneapolis, MN

  The accompanying consolidated financial statements include the results of operations under the service agreements from the date of acquisition. The excess of the purchase price associated with all of the 1996 and 1997 Transactions over the estimated fair value of net assets acquired has been recorded as intangible assets which are summarized as follows:

                                                                     AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
   Fair value of total consideration paid......................     $32,249
   Fair value of net tangible assets acquired and liabilities
    assumed....................................................       2,601
                                                                    -------
   Excess of fair value of the consideration paid over the fair
    value of net tangible assets acquired......................     $29,648
                                                                    =======
   The excess of the fair value of the consideration paid over the fair value of the net tangible assets acquired has been allocated as follows:
   Service agreements associated with affiliations.............     $26,257
   Goodwill associated with the acquisition....................       3,391
                                                                    -------
                                                                    $29,648
                                                                    =======

  If the acquisition of Orthocare, Ltd., which was accounted for as a purchase, occurred on January 1, 1996, the Company's unaudited net revenue, earnings (loss) before income taxes, net earnings (loss) and net loss per share would have been $7,661,000, $(2,465,000), $(2,465,000) and $(3.24) per share, respectively, for the year ended December 31, 1996 and $56,346,000, $1,248,000, $1,118,000, and $(0.03) per share for the year ended December 31, 1997, respectively. Such pro forma financial information reflects certain adjustments, including

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

amortization of intangibles, income tax effects and an increase in the weighted average shares outstanding. This unaudited pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition taken place at the beginning of 1996 and is not necessarily indicative of results that may be obtained in the future.

  Subsequent to December 31, 1997, the Company acquired substantially all the assets of a dental practice and simultaneously entered into a 40-year service agreement with the affiliated dental group. The aggregate purchase price paid in connection with this transaction consisted of approximately $2.6 million in cash, $0.5 million in subordinated promissory notes and 34,800 shares of the Company's Common Stock. This transaction is referred to as the "1998 Transaction."

(5) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31:

                                                                1996     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
   Land, buildings and leasehold improvements................. $ 3,938  $ 6,376
   Equipment..................................................   3,768    6,191
   Furniture and fixtures.....................................   1,450    2,868
                                                               -------  -------
   Total property and equipment...............................   9,156   15,435
   Less accumulated depreciation..............................  (3,213)  (6,683)
                                                               -------  -------
   Property and equipment, net................................ $ 5,943  $ 8,752
                                                               =======  =======

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2009. Rent expense for the years ended December 31, 1996 and 1997 amounted to $319,000 and $3,926,000, respectively, of which $267,000 and $3,476,000 were reimbursed under service agreements. The Company has several leases with stockholders that were assumed in connection with its 1996 and 1997 Transactions. Such amounts are generally reimbursed pursuant to the terms of the service agreements.

  Minimum future rental payments under non-cancelable operating leases and amounts to be reimbursed under service agreements as of December 31, 1997 are as follows:

                                                            AMOUNT TO BE
                                                     TOTAL   REIMBURSED
                                                    AMOUNT  UNDER SERVICE  NET
                                                      DUE    AGREEMENTS   AMOUNT
                                                    ------- ------------- ------
                                                           (IN THOUSANDS)
   1998............................................ $ 3,843    $ 3,622     $221
   1999............................................   3,283      3,134      149
   2000............................................   2,566      2,459      107
   2001............................................   1,913      1,805      108
   2002............................................   1,417      1,402       15
   Thereafter......................................   4,097      4,097      --
                                                    -------    -------     ----
     Total minimum lease payments.................. $17,119    $16,519     $600
                                                    =======    =======     ====

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


(6) INCOME TAXES

  Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31 consists of the following:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Current:
     Federal.................................................... $   --  $   54
     State......................................................     --     102
                                                                 ------- ------
                                                                     --     156
                                                                 ------- ------
   Deferred:
     Federal....................................................     --     (32)
     State......................................................     --     --
                                                                 ------- ------
                                                                     --     (32)
                                                                 ------- ------
       Total income taxes....................................... $   --  $  124
                                                                 ======= ======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31 are as follows:

                                                               1996     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
   Deferred tax assets:
     Operating loss and other carryforwards.................. $ 1,446  $   989
     Property and equipment..................................     366      566
     Organization and start-up costs.........................     251      243
     Accrued expenses and other liabilities..................     831      730
     Other...................................................     168      --
                                                              -------  -------
     Total gross deferred tax assets.........................   3,062    2,528
     Valuation allowance.....................................  (3,062)  (2,454)
                                                              -------  -------
     Net deferred tax assets.................................     --        74
                                                              -------  -------
   Deferred tax liabilities..................................
     Intangibles.............................................     --       (16)
     Other...................................................     --      (289)
                                                              -------  -------
     Total gross deferred tax liabilities....................     --      (305)
                                                              -------  -------
   Net deferred tax assets (liabilities)..................... $   --   $  (231)
                                                              =======  =======

  The valuation allowance for deferred tax assets was $3,062,000 and $2,454,000 as of December 31, 1996 and 1997, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1997 was an increase of $3,062,000 and a decrease of $608,000, respectively. The valuation allowance has been established because, based on the limited operating history of the Company and other available evidence, it is more likely than not that the deferred tax asset will not be realized.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


  Subsequent recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31 will be allocated as follows:

                                                               1996    1997
                                                              ------- -------
                                                              (IN THOUSANDS)
     Income tax benefit to be reported in the consolidated
      statement of operations................................ $ 1,549 $   371
     Intangibles.............................................   1,513   2,083
                                                              ------- -------
                                                              $ 3,062 $ 2,454
                                                              ======= =======

  The net deferred tax assets (liabilities) consisted of the following at December 31:

                                      1996                     1997
                              -----------------------  -----------------------
                              FEDERAL  STATE   TOTAL   FEDERAL  STATE   TOTAL
                              -------  -----  -------  -------  -----  -------
                                            (IN THOUSANDS)
Deferred tax assets:
  Current.................... $   240  $  46  $   286  $   354  $  95  $   449
  Non-current................   2,320    456    2,776    1,457    622    2,079
  Valuation allowance........  (2,560)  (502)  (3,062)  (1,807)  (647)  (2,454)
                              -------  -----  -------  -------  -----  -------
    Net deferred tax assets..     --     --       --         4     70       74
                              -------  -----  -------  -------  -----  -------
Deferred tax liabilities:
  Current....................     --     --       --       --     --       --
  Non-current................     --     --       --      (203)  (102)    (305)
                              -------  -----  -------  -------  -----  -------
  Total gross deferred tax
   liabilities...............     --     --       --      (203)  (102)    (305)
                              -------  -----  -------  -------  -----  -------
    Net deferred tax assets
     (liabilities)........... $   --   $ --   $   --   $  (199) $ (32) $  (231)
                              =======  =====  =======  =======  =====  =======

  At December 31, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $2,092,000 which are available to offset future Federal taxable income. The net operating loss carryforward begins to expire in the year 2011 unless utilized.

  The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31:

                                                                   1996   1997
                                                                  ------  -----
     Income taxes at Federal statutory rate...................... (34.0)%  34.0%
     State taxes, net of Federal benefit.........................   (6.0)   4.0
     Valuation reserve and other changes.........................   33.0  (36.6)
     Intangibles and other permanent differences.................    7.0    9.0
                                                                  ------  -----
     Effective income tax rate...................................    -- %  10.4%
                                                                  ======  =====

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


(7) DEBT

  Long-term debt and capital lease obligations consist of the following at December 31:

                                                                  1996   1997
                                                                 ------ -------
                                                                 (IN THOUSANDS)
Revolving line of credit advances, collateralized by substan-
 tially all assets of the Company, all at a LIBOR based rate of approximately 7.6%............................................. $  --  $16,700
Mortgages payable, secured, interest rates ranging from 8.6% to
 8.8% payable in installments through 2015......................    788     727
Note payable, unsecured, interest rate of 8.5% payable in in-
 stallments, maturing in 2004...................................    524      45
Subordinated notes payable to stockholders and former owners,
 bearing interest at 7%, maturing through 2003..................  2,182   4,308
Capital lease obligations.......................................    106     247
                                                                 ------ -------
Total long-term debt and capital lease obligations..............  3,600  22,027
Less current maturities.........................................    537     774
                                                                 ------ -------
Long-term debt and capital lease obligations, excluding current maturities..................................................... $3,063 $21,253
                                                                 ====== =======

  Annual maturities of long-term debt and future minimum lease payments under capital leases as of December 31, 1997 are as follows:

                                                               LONG-TERM CAPITAL
                                                                 DEBT    LEASES
                                                               --------- -------
                                                                (IN THOUSANDS)
     1998.....................................................  $   692   $103
     1999.....................................................      713     66
     2000.....................................................   17,437     50
     2001.....................................................      761     50
     2002.....................................................      789     31
     Thereafter...............................................    1,388    --
                                                                -------   ----
       Total payments.........................................  $21,780    300
                                                                =======
     Less amounts representing interest.......................              53
                                                                          ----
     Total obligations under capital leases...................            $247
                                                                          ====

 Revolving Line of Credit

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with a bank. The credit facility is being used for general corporate purposes including acquisitions. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


 Subordinated Debentures

  The Company is a party to a Subordinated Debenture Purchase Agreement dated January 8, 1996 pursuant to which it has received a commitment from a principal stockholder for the purchase of up to $15,000,000 of 12% subordinated debentures. The purchase of such debentures is contingent upon the satisfaction of certain conditions. For each debenture issued, the Company is also obligated to issue Common Stock at a purchase price equal to the $0.01 per share par value of the Company's Common Stock. The number of shares of Common Stock to be issued is subject to a predetermined formula.

  The principal amount of the debentures, if issued, will be payable in three equal installments due in the years 2002, 2003 and 2004 or upon the occurrence of a Liquidity Event, as defined. Any debentures outstanding are subordinated to any indebtedness owed to any bank. The Company is not obligated to issue any debentures and has not issued any debentures through December 31, 1997. The obligation to purchase any debentures will automatically terminate upon completion of an initial public offering.

(8) CONVERTIBLE AND REDEEMABLE PREFERRED STOCK

 Series A Convertible Preferred Stock

  The Company is authorized to issue up to 400,000 shares of Series A convertible preferred stock, $0.01 par value, all of which were issued and outstanding at December 31, 1996 and 1997.

  Holders of Series A convertible preferred stock have the same number of votes as the shares of Common Stock into which their Series A convertible preferred stock could be converted. The Series A convertible preferred stock is entitled to receive dividends at a cumulative rate of $1.58 per share, compounded annually ($109,000 and $632,000 for the years ended December 31, 1996 and 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series A convertible preferred stock will be entitled to receive, prior to any distribution to holders of Common Stock, all accumulated unpaid dividends plus $19.75 per share. However, if holders of the Series A convertible preferred stock would receive a greater amount if their stock had been converted to Common Stock immediately prior to such liquidation, dissolution, or winding up, then they will be entitled to receive such greater amount. The Series A convertible preferred stock is recorded at $8,009,000 and $8,641,000 at December 31, 1996 and 1997, respectively, and includes accrued but unpaid dividends.

  The Series A convertible preferred stock may be converted into shares of Common Stock at any time at the option of the holder. The 400,000 shares of Series A convertible preferred stock will convert to 2,400,000 shares of Common Stock upon completion of the Company's initial public offering and all accrued dividends will be canceled. This same conversion ratio applies in the event a holder of this preferred stock converts such shares into Common Stock prior to the completion of this offering.

  If not previously converted, the Series A convertible preferred stock will be subject to redemption at the option of the Company or a majority of the holders of the Series A convertible preferred stock in three equal installments in the years 2002, 2003 and 2004.

 Series B Redeemable Preferred Stock

  The Company is authorized to issue 70,000 shares of Series B redeemable preferred stock, par value $0.01 per share, all of which were issued and outstanding at December 31, 1996 and 1997. Holders of Series B

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

redeemable preferred stock have no voting rights. The Series B redeemable preferred stock is entitled to receive dividends at a cumulative rate of $8.00 per share, compounded annually ( $96,000 and $560,000 for the years ended December 31, 1996 and 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series B redeemable preferred stock will be entitled to receive, prior to any distributions to holders of Common Stock, all accumulated unpaid dividends plus $100 per share. The Series B redeemable preferred stock is recorded at $7,096,000 and $7,656,000 at December 31, 1996 and 1997,
respectively and includes accrued but unpaid dividends.

  The Series B redeemable preferred stock will be redeemed concurrently, or within 90 days thereafter, of the consummation of the first sale of securities by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended. If not previously redeemed, the Series B redeemable preferred stock will be subject to redemption at the option of the Company or of holders of a majority of the Series B redeemable preferred stock in three equal installments in the years 2002, 2003 and 2004.

 Authorized Shares

  Effective October 31, 1997, the Company increased its authorized shares of Preferred Stock from 470,000 to 1,000,000 shares. The additional 530,000 shares are undesignated Preferred Stock which can be issued in one or more series.

(9) STOCKHOLDERS' EQUITY

 Common Stock

  The Company is authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 2,213,384 and 2,394,212 shares were issued and outstanding at December 31, 1996 and 1997, respectively. In January and February of 1996, the Company sold 300,000 shares of its Common Stock for $100,000. Additionally, in January 1996, the Company sold 300,000 shares of its Common Stock, which were subject to certain restrictions, for $500. In connection with this transaction, the Company is recording compensation expense ratably as the restrictions lapse. Compensation expense amounted to $22,809 and $24,884 for the years ended December 31, 1996 and 1997, respectively.

 Initial Public Offering

  Effective October 27, 1997, the Company authorized the filing of a registration statement for an initial public offering of the Company's Common Stock.

 Stock Split and Authorized Shares

  Effective October 31, 1997, the Company increased its authorized shares of Common Stock from 2,500,000 to 25,000,000 shares. The increase in authorized shares has been reflected retroactively in the accompanying consolidated financial statements.

  On November 7, 1997, the Company approved a 6-for-1 split of the Company's Common Stock effected in the form of a stock dividend. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this split.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


 Dividend Restriction

  The Company has not paid any cash dividends on its Common Stock and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. Also, no dividends may be paid on the Common Stock (other than dividends paid solely in Common Stock) without the consent of at least 51% of the then current holders of the Series A convertible and Series B redeemable preferred stock. Additionally, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lenders' consent.

(10) STOCK OPTION PLANS

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "1996 Plan") provides for the grant of stock options to key employees. The 1996 Plan permits the granting of options that qualify as incentive stock options and non-qualified options. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 873,246 shares were reserved for issuance and options for 648,420 shares were outstanding under this Plan.

 1996 Time Accelerated Restricted Stock Option Plan

  The Company's 1996 Time Accelerated Restricted Stock Option Plan ("TARSOP Plan") provides for the grant of stock options to key employees. Only non-qualified options may be granted pursuant to the TARSOP Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. These options vest at the end of the ninth year, but are subject to accelerated vesting based on achievement of certain performance measures. Options granted pursuant to the TARSOP Plan expire nine and one-half years after the date of grant. At December 31, 1997, options for a total of 360,360 shares were reserved for issuance under the TARSOP Plan, all of which have been issued.

 1996 Affiliate Stock Option Plan

  The Company's 1996 Affiliate Stock Option Plan (the "Affiliate Plan") provides for the grant of stock options to certain persons associated with the affiliated dental practices. Only non-qualified options may be granted pursuant to the Affiliate Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Affiliate Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 210,000 shares were reserved for issuance and options for 89,586 shares were outstanding under this Plan.

 1996 Directors Stock Option Plan

  The Company's 1996 Directors Stock Option Plan (the "Directors Plan") provides for the granting of options to outside directors. Only non-qualified options may be granted pursuant to the Directors Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Directors Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 60,000 shares were reserved for issuance and options for 19,800 shares were outstanding under this Plan.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

 Stock Option Activity

  A summary of stock option activity under all the Company's stock option plans for the years ended December 31, 1996 and 1997 follows:

                                                             EXERCISE PRICES
                                                         -----------------------
                                              NUMBER OF                 WEIGHTED
                                               OPTIONS       RANGE      AVERAGE
                                              ---------  -------------- --------
   Outstanding at January 1, 1996............       --              --      --
   Granted...................................   571,170  $ 0.33-$ 12.50  $ 3.50
   Cancelled.................................    (4,500)           0.33    0.33
                                              ---------  --------------  ------
   Outstanding at December 31, 1996..........   566,670   $ 0.33-$12.50  $ 3.50
   Granted...................................   552,096    12.50- 14.17   14.04
   Cancelled.................................      (600)          14.17   14.17
                                              ---------  --------------  ------
   Outstanding at December 31, 1997.......... 1,118,166   $ 0.33-$14.17  $ 8.69
                                              =========  ==============  ======
   Options exercisable at:
     December 31, 1996.......................    16,320
                                              =========
     December 31, 1997.......................    70,298
                                              =========

  The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options issued. In accordance with the provisions of SFAS 123, there would be no compensation cost using the minimum value method with the following assumptions: risk free interest rate of 6.7%, expected life of four years, no volatility and no dividends.

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                  OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                     --------------------------------------------- ----------------------------
                                 WEIGHTED AVERAGE
                                    REMAINING
      RANGE OF         NUMBER    CONTRACTUAL LIFE WEIGHTED AVERAGE   NUMBER    WEIGHTED AVERAGE
   EXERCISE PRICES   OUTSTANDING    (IN YEARS)     EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
   ---------------   ----------- ---------------- ---------------- ----------- ----------------
       $0.33            352,770        7.3             $0.33         16,500         $ 0.33
       $8.33            194,700        8.5             $8.33         49,448         $ 8.33
   $12.50-$14.17        570,696      9.0-9.6       $12.50-$14.17      4,350         $12.50
                      ---------                                      ------
                      1,118,166                                      70,298
                      =========                                      ======

(11) EMPLOYEE BENEFIT PLANS

 1997 Employee Stock Purchase Plan

  Effective December 1, 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period will begin concurrent with the commencement of the Company's initial public offering and end on June 30, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

  Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

 Retirement Plans

  The Company has a Savings and Retirement Plan (401(k) Plan), adopted October 1, 1996, which is the Company's principal defined contribution retirement plan, which provides for a match of up to 3% of an employee's compensation. Additionally, at December 31, 1997, the Company had three other defined contribution retirement plans. Total plan expense for the years ended December 31, 1996 and 1997 was $20,000 and $189,000, respectively.

(12) EARNINGS PER SHARE

  Earnings per share are computed based on Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. Accordingly, the Series A Convertible Preferred Stock and the effect of stock options were not included in the calculation of Diluted EPS for the years ended December 31, 1996 and 1997.

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended December 31:

                                                             1996         1997
                                                          -----------  ----------
                                                          (IN THOUSANDS, EXCEPT
                                                            PER SHARE AMOUNTS)
   BASIC LOSS PER SHARE
   Net earnings (loss).................................   $    (2,443) $    1,070
   Less: Dividends on Series A Convertible Preferred
    Stock..............................................          (109)       (632)
     Dividends on Series B Redeemable Preferred Stock..           (96)       (560)
                                                          -----------  ----------
   Net loss available to common stockholders...........   $    (2,648) $     (122)
                                                          ===========  ==========
   Weighted average common shares outstanding..........           768       2,273
                                                          ===========  ==========
   Net loss per share..................................   $     (3.45) $    (0.05)
                                                          ===========  ==========
   DILUTED LOSS PER SHARE
   Net earnings (loss).................................   $    (2,443) $    1,070
   Less: Dividends on Series A Convertible Preferred
    Stock..............................................          (109)       (632)
     Dividends on Series B Redeemable Preferred Stock..           (96)       (560)
                                                          -----------  ----------
   Net loss available to common stockholders...........   $    (2,648) $     (122)
                                                          ===========  ==========
   Weighted average common shares outstanding..........           768       2,273
                                                          ===========  ==========
   Net loss per share..................................   $     (3.45) $    (0.05)
                                                          ===========  ==========

                         AMERICAN DENTAL PARTNERS, INC.

                               UNAUDITED INTERIM

                       CONSOLIDATED FINANCIAL STATEMENTS

                         AMERICAN DENTAL PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                       DECEMBER 31,  JUNE 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 4,675      $ 2,279
  Accounts receivable.................................       101          320
  Receivables due from affiliated practices...........     3,207        3,173
  Inventories.........................................       387          380
  Prepaid expenses and other receivables..............     1,631        1,321
  Deferred income taxes...............................       --           449
                                                         -------      -------
    Total current assets..............................    10,001        7,922
                                                         -------      -------
Property and equipment, net...........................     8,752       10,848
                                                         -------      -------
Non-current assets:
  Intangible assets, net..............................    28,975       45,314
  Deferred income taxes...............................       --           785
  Other assets........................................       231          528
                                                         -------      -------
    Total non-current assets..........................    29,206       46,627
                                                         -------      -------
    Total assets......................................   $47,959      $65,397
                                                         =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $ 2,618      $ 2,785
  Accrued compensation, benefits and taxes............     3,001        3,279
  Accrued expenses....................................     2,666        3,725
  Income taxes payable................................       183          404
  Current maturities of debt..........................       774          964
                                                         -------      -------
    Total current liabilities.........................     9,242       11,157
                                                         -------      -------
Non-current liabilities:
  Long-term debt......................................    21,253        7,993
  Deferred income taxes...............................       231          --
  Other liabilities...................................        27          730
                                                         -------      -------
    Total non-current liabilities.....................    21,511        8,723
                                                         -------      -------
    Total liabilities.................................    30,753       19,880
                                                         -------      -------
Series A convertible preferred stock, par value $0.01
 per share, 400,000 shares authorized, issued and
 outstanding as of December 31, 1997; no shares
 authorized, issued or outstanding as of June 30,
 1998.................................................     8,641          --
Series B redeemable preferred stock, par value $0.01
 per share, 70,000 shares authorized, issued and
 outstanding as of December 31, 1997; no shares
 authorized, issued or outstanding as of June 30,
 1998.................................................     7,656          --
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 530,000
   and 1,000,000 shares authorized, no shares issued
   or outstanding.....................................       --           --
  Common stock, par value $0.01 per share, 25,000,000
   shares authorized, 2,394,212 and 7,416,512 shares
   issued and outstanding.............................        24           74
  Additional paid-in capital..........................     2,307       45,546
  Unearned compensation...............................       (49)         (37)
  Accumulated deficit.................................    (1,373)         (66)
                                                         -------      -------
    Total stockholders' equity........................       909       45,517
                                                         -------      -------
Commitments and contingencies
    Total liabilities and stockholders' equity........   $47,959      $65,397
                                                         =======      =======

      See accompanying notes to interim consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS      SIX MONTHS
                                                   ENDED            ENDED
                                                 JUNE 30,         JUNE 30,
                                              ---------------- ----------------
                                               1997     1998    1997     1998
                                              -------  ------- -------  -------
                                                        (UNAUDITED)
Net revenue.................................. $12,076  $20,217 $23,302  $38,388
                                              -------  ------- -------  -------
Operating expenses:
  Salaries and benefits......................   6,339   10,452  12,528   20,101
  Lab fees and dental supplies...............   1,505    2,641   2,839    4,837
  Office occupancy...........................   1,113    1,850   2,121    3,459
  Other operating expenses...................   1,581    1,619   2,947    3,264
  General corporate expenses.................     689    1,056   1,424    2,031
  Depreciation...............................     403      606     759    1,162
  Amortization of intangibles................     121      413     214      746
                                              -------  ------- -------  -------
    Total operating expenses.................  11,751   18,637  22,832   35,600
                                              -------  ------- -------  -------
Earnings from operations.....................     325    1,580     470    2,788
  Interest expense, net......................     107      206      80      645
                                              -------  ------- -------  -------
Earnings before income taxes.................     218    1,374     390    2,143
  Income taxes...............................       7      536       7      836
                                              -------  ------- -------  -------
  Net earnings............................... $   211  $   838 $   383  $ 1,307
                                              =======  ======= =======  =======
Net earnings (loss) per common share:
  Basic...................................... $ (0.04) $  0.12 $ (0.10) $  0.21
  Diluted.................................... $ (0.04) $  0.11 $ (0.10) $  0.18
Weighted average common shares outstanding:
  Basic......................................   2,228    6,265   2,219    4,357
  Diluted....................................   2,228    7,103   2,219    6,056


      See accompanying notes to interim consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                         COMMON STOCK  ADDITIONAL                              TOTAL
                         -------------  PAID-IN     UNEARNED   ACCUMULATED STOCKHOLDERS'
                         SHARES AMOUNT  CAPITAL   COMPENSATION   DEFICIT      EQUITY
                         ------ ------ ---------- ------------ ----------- -------------
Balance at December 31,
 1997................... 2,394   $24    $ 2,307       $(49)      $(1,373)     $   909
  Issuance of common
   stock for
   acquisitions and
   affiliations.........    35   --         247        --            --           247
  Issuance of common
   stock in initial
   public offering,
   net.................. 2,588    26     34,570        --            --        34,596
  Amortization of
   unearned
   compensation.........   --    --         --          12           --            12
  Dividends on Series A
   convertible preferred
   stock................   --    --        (200)       --            --          (200)
  Dividends on Series B
   redeemable preferred
   stock................   --    --        (195)       --            --          (195)
  Conversion of Series A
   convertible preferred
   stock to common
   stock................ 2,400    24      8,817        --            --         8,841
  Net earnings..........   --    --         --         --          1,307        1,307
                         -----   ---    -------       ----       -------      -------
Balance at June 30,
 1998................... 7,417   $74    $45,546       $(37)      $   (66)     $45,517
                         =====   ===    =======       ====       =======      =======


      See accompanying notes to interim consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net earnings................................................  $   383  $ 1,307
 Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation...............................................      759    1,162
  Amortization of intangibles................................      214      746
  Other amortization.........................................       18       53
  Changes in assets and liabilities, net of acquisitions and affiliations:
   Accounts receivable.......................................    1,339      110
   Receivables due from affiliated practices.................   (1,079)     278
   Other current assets......................................     (653)    (208)
   Accounts payable and accrued expenses.....................     (322)    (155)
   Accrued compensation, benefits and taxes..................     (282)     938
                                                               -------  -------
    Net cash provided by operating activities................      377    4,231
                                                               -------  -------
Cash flows from investing activities:
 Acquisitions and affiliations, net of cash acquired.........   (3,171) (15,088)
 Capital expenditures, net...................................   (1,669)  (1,982)
 Other.......................................................     (562)  (1,010)
                                                               -------  -------
    Net cash used for investing activities...................   (5,402) (18,080)
                                                               -------  -------
Cash flows from financing activities:
 Borrowings under (repayments of) revolving line of credit,
  net........................................................    1,800  (14,665)
 Repayment of borrowings.....................................     (700)  (1,479)
 Proceeds from issuance of common stock in initial public
  offering, net of underwriting discounts and commissions....      --    36,096
 Redemption of Series B redeemable preferred stock...........      --    (7,851)
 Payment of initial public offering costs....................      --      (648)
 Payment of debt issuance costs..............................     (242)     --
                                                               -------  -------
    Net cash provided by financing activities................      858   11,453
                                                               -------  -------
Decrease in cash and cash equivalents........................   (4,167)  (2,396)
Cash and cash equivalents at beginning of period.............    5,836    4,675
                                                               -------  -------
Cash and cash equivalents at end of period...................  $ 1,669  $ 2,279
                                                               =======  =======
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest, net...............  $   (15) $   460
                                                               =======  =======
 Cash paid during the period for income taxes, net...........  $    35  $    53
                                                               =======  =======
Supplemental disclosure of non-cash information:
 Conversion of Series A convertible preferred stock to common
 stock.......................................................  $   --   $ 8,841
                                                               =======  =======
Acquisitions and affiliations:
 Assets acquired.............................................  $ 4,893  $21,459
 Liabilities assumed and issued..............................   (1,419)  (6,067)
 Common stock issued.........................................      (77)    (247)
                                                               -------  -------
 Cash paid...................................................    3,397   15,145
 Less cash acquired..........................................     (226)     (57)
                                                               -------  -------
    Net cash paid for acquisitions and affiliations..........  $ 3,171  $15,088
                                                               =======  =======

      See accompanying notes to interim consolidated financial statements.

                        AMERICAN DENTAL PARTNERS, INC.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

  The interim consolidated financial statements include the accounts of American Dental Partners, Inc. and its wholly-owned subsidiaries (the "Company"). All intercompany balances and transactions have been eliminated in consolidation.

  The Company does not own any interests in or control the activities of the affiliated dental practices. Accordingly, the financial statements of the affiliated dental practices are not consolidated with those of the Company.

  The interim consolidated financial statements are unaudited, but in the opinion of management include all adjustments, which consist only of normal and recurring adjustments, necessary for a fair presentation of its financial position and results of operations. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 1997 included in the Company's Prospectus dated April 15, 1998.

(2) INITIAL PUBLIC OFFERING

  Effective April 16, 1998, the Company sold 2,250,000 shares of Common Stock in an initial public offering at $15.00 per share. Effective May 4, 1998, the Company sold an additional 337,500 shares of Common Stock at $15.00 per share pursuant to the over-allotment option granted to the underwriters. Net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses totaled approximately $34,596,000. Such proceeds were used to (i) redeem all the Series B Redeemable Preferred Stock, including unpaid dividends, in the amount of $7,851,000, (ii) repay outstanding indebtedness under the Company's revolving credit facility, including accrued interest, in the amount of $20,651,000 and (iii) complete additional affiliation transactions.

  In connection with the offering, all 400,000 shares of Series A Convertible Preferred Stock were converted to 2,399,995 shares of Common Stock.

(3) ACQUISITIONS AND AFFILIATIONS

  During 1997, the Company acquired substantially all the assets of six dental practices and Orthocare, Ltd., a related entity of one of these practices, and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $16.8 million in cash, $2.4 million in subordinated promissory notes and 180,834 shares of Common Stock. All transactions completed in 1997 are referred to as the "1997 Transactions."

  From January 1, 1998 to June 30, 1998, the Company acquired substantially all the assets of six dental group practices and simultaneously entered into 40-year service agreements with three of the affiliated dental groups (three practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $15.1 million in cash, $1.7 million in subordinated promissory notes, $0.9 million in deferred payments, 34,800 shares of Common Stock and future contingent payments for one affiliation based on a multiple of service fees received in excess of a predetermined threshold for each of the three years ending May 31, 1999, 2000 and 2001. All transactions completed in 1998 are referred to as the "1998 Transactions."

                        AMERICAN DENTAL PARTNERS, INC.

  The 1997 and 1998 Transactions completed through June 30, 1998 are as follows:

    DATE                          AFFILIATED GROUP              LOCATION
    ----                          ----------------              --------
  March 1997................ Malcolm R. Scott, D.D.S.    San Marcos, TX
  March 1997................ Lakeside Dental Care        Metairie, LA
  May 1997.................. Soster Dental Group         Pittsburgh, PA
  July 1997................. Northpoint Dental Group     Milwaukee, WI
  October 1997.............. Wilkens Dental Group        Milwaukee, WI
  October 1997.............. Orthocare Group             Minneapolis, MN
  January 1998.............. Associated Dental Care      Tucson, AZ
  April 1998................ Family Care Dental Centers  Janesville, Kenosha and
                                                          Racine, WI
  April 1998................ John E. Carey, D.D.S. and   Madison, WI
                              James J. Peterman, D.D.S.
  April 1998................ Leroy S. Crapanzano, D.D.S. Hammond, LA
  June 1998................. Reston Dental Group         Reston, VA
  June 1998................. TSC Dental Centers          Houston, TX

  The accompanying interim consolidated financial statements include the results of operations under the service agreements from the date of acquisition. The excess of the purchase price of all the 1997 and 1998 Transactions over the estimated fair value of the net assets acquired has been recorded as intangible assets.

  Subsequent to June 30, 1998, the Company acquired substantially all the assets of Indiana Dental Group which joined the Company's existing affiliate in Pittsburgh, PA.

(4) EARNINGS PER SHARE

  Earnings per share are computed based on Statement of Financial Accounting Standard No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. Accordingly, the assumed conversion of Series A Convertible Preferred Stock and the effect of stock options were not included in the calculation of Diluted EPS for the three months and six months ended June 30, 1997, as the inclusion of these items would have been antidilutive.

                        AMERICAN DENTAL PARTNERS, INC.

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the three months and six months ended June 30:

                                         THREE MONTHS          SIX MONTHS
                                        ENDED JUNE 30,       ENDED JUNE 30,
                                      -------------------- --------------------
                                        1997       1998      1997       1998
                                      ---------  --------- ---------  ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EARNINGS (LOSS) PER SHARE
Net earnings........................  $     211  $    838  $     383  $   1,307
Less: Dividends on Series A Convert-
 ible Preferred Stock...............       (158)      (35)      (316)      (200)
  Dividends on Series B Redeemable
   Preferred Stock..................       (140)      (36)      (280)      (195)
                                      ---------  --------  ---------  ---------
Net earnings (loss) available to
 common stockholders................  $     (87) $    767  $    (213) $     912
                                      =========  ========  =========  =========
Weighted average common shares out-
 standing...........................      2,228     6,265      2,219      4,357
                                      =========  ========  =========  =========
Net earnings (loss) per share.......  $   (0.04) $   0.12  $   (0.10) $    0.21
                                      =========  ========  =========  =========
DILUTED EARNINGS (LOSS) PER SHARE
Net earnings........................  $     211  $    838  $     383  $   1,307
Less: Dividends on Series A Convert-
 ible Preferred Stock...............       (158)      --        (316)       --
  Dividends on Series B Redeemable
   Preferred Stock..................       (140)      (36)      (280)      (195)
                                      ---------  --------  ---------  ---------
Net earnings (loss) available to
 common stockholders................  $     (87) $    802  $    (213) $   1,112
                                      =========  ========  =========  =========
Weighted average common shares out-
 standing...........................      2,228     6,265      2,219      4,357
Add: Dilutive effect of options.....        --        311        --         240
  Assumed conversion of Series A
   Convertible Preferred Stock (1)          --        527        --       1,459
                                      ---------  --------  ---------  ---------
Weighted average common shares as
 adjusted...........................      2,228     7,103      2,219      6,056
                                      =========  ========  =========  =========
Net earnings (loss) per share.......  $   (0.04) $   0.11  $   (0.10) $    0.18
                                      =========  ========  =========  =========

--------
(1) In connection with the initial public offering, all 400,000 shares of Series A Convertible Preferred Stock were converted into 2,399,995 shares of Common Stock on April 21, 1998. The Diluted EPS calculation assumes conversion of the Series A Convertible Preferred Stock to Common Stock as of April 1, 1998 and January 1, 1998 for the three months and six months ended June 30, 1998, respectively.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Orthocare Companies:

  We have audited the accompanying combined balance sheets of The Orthocare Companies (the "Company") as of December 31, 1996 and September 30, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Orthocare Companies as of December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
December 29, 1997

                            THE ORTHOCARE COMPANIES

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................    $1,558       $2,101
  Accounts receivable, net of allowance for
   uncollectible billings of $50,000 in 1996 and
   1997.............................................     1,001          852
  Inventories.......................................        46           48
  Prepaid expenses..................................        26           43
                                                        ------       ------
    Total current assets............................     2,631        3,044
                                                        ------       ------
Property and equipment, net.........................       252          240
                                                        ------       ------
    Total assets....................................    $2,883       $3,284
                                                        ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $   48       $  134
  Accrued compensation, benefits and taxes..........       195          456
  Accrued and deferred income tax liability.........        96          226
  Amounts payable to providers......................       250          241
  Deferred revenue..................................       703          816
  Notes payable to stockholders.....................       103           22
                                                        ------       ------
    Total current liabilities.......................     1,395        1,895
                                                        ------       ------
Noncurrent liabilities:
  Deferred income tax liability.....................       326          231
                                                        ------       ------
    Total liabilities...............................     1,721        2,126
                                                        ------       ------
Stockholders' equity:
  Common stock......................................       181          181
  Additional paid-in capital........................       105          105
  Retained earnings.................................       876          872
                                                        ------       ------
    Total stockholders' equity......................     1,162        1,158
                                                        ------       ------
Commitments and contingencies
    Total liabilities and stockholders' equity......    $2,883       $3,284
                                                        ======       ======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
Revenue..............................................    $8,868       $7,208
                                                         ------       ------
Operating expenses:
  Salaries and benefits..............................     6,821        5,671
  Lab fees and dental supplies.......................       404          326
  Office occupancy...................................       599          460
  Other operating expenses...........................       528          535
  Depreciation.......................................       129           51
                                                         ------       ------
    Total operating expenses.........................     8,481        7,043
                                                         ------       ------
Earnings from operations.............................       387          165
Interest (income), net...............................       (35)         (40)
                                                         ------       ------
Earnings before income taxes.........................       422          205
                                                         ------       ------
Income taxes.........................................       152          144
                                                         ------       ------
Net earnings.........................................    $  270       $   61
                                                         ======       ======


            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                              ADDITIONAL              TOTAL
                                       COMMON  PAID-IN   RETAINED STOCKHOLDERS'
                                       STOCK   CAPITAL   EARNINGS    EQUITY
                                       ------ ---------- -------- -------------
Balance at December 31, 1995..........  $181     $105     $ 709      $  995
  Net earnings........................   --       --        270         270
  Dividends paid......................   --       --       (103)       (103)
                                        ----     ----     -----      ------
Balance at December 31, 1996..........   181      105       876       1,162
  Net earnings........................   --       --         61          61
  Dividends paid......................   --       --        (65)        (65)
                                        ----     ----     -----      ------
Balance at September 30, 1997.........  $181     $105     $ 872      $1,158
                                        ====     ====     =====      ======



            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED  NINE MONTHS ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,
                                                     1996           1997
                                                 ------------ -----------------
Cash flows from operating activities:
 Net earnings...................................    $  270         $   61
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
   Depreciation.................................       129             51
   Deferred income tax liability................        82            (95)
   Changes in assets and liabilities:
    Accounts receivable.........................        12            149
    Other current assets........................        86            (19)
    Accounts payable............................         8             86
    Accrued compensation, benefits and taxes....         7            261
    Accrued and deferred income tax liability...        19            130
    Amounts payable to providers................         1             (9)
    Deferred revenue............................        96            113
                                                    ------         ------
      Net cash provided by operating
       activities...............................       710            728
                                                    ------         ------
Cash flows from investing activities:
 Capital expenditures, net......................      (245)           (39)
                                                    ------         ------
      Net cash used for investing activities....      (245)           (39)
                                                    ------         ------
Cash flows from financing activities:
 Proceeds (repayments) of notes payable to
  stockholders, net.............................        59            (81)
 Dividends paid.................................      (103)           (65)
                                                    ------         ------
      Net cash used for financing activities....       (44)          (146)
                                                    ------         ------
Increase in cash and cash equivalents...........       421            543
Cash and cash equivalents at beginning of
 period.........................................     1,137          1,558
                                                    ------         ------
Cash and cash equivalents at end of period......    $1,558         $2,101
                                                    ======         ======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for income taxes...    $   51         $  109
                                                    ======         ======
 Cash paid during the period for interest.......    $    2         $    3
                                                    ======         ======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

  The accompanying combined financial statements include Orthodontic Care Specialists ("OCS"), Apple Park Associates, Inc. ("APA") and Orthocare Limited ("Orthocare"), collectively the ("Orthocare Companies", or the "Company"). The Orthocare Companies provide orthodontic services to patients in the Minneapolis/St. Paul, Minnesota area and arrange for the provision of orthodontic services for insurance companies in Minnesota and Wisconsin.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements have been prepared on the accrual basis of accounting. The operations of all entities described in Note 1 are combined for reporting purposes due to their common ownership. Intercompany balances and transactions have been eliminated upon the combination.

 Use of Estimates

  The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized in accordance with the proportional performance method of accounting for service contracts. Under this method, revenue is recognized as services are performed and the costs associated therewith are incurred, under the terms of contractual agreements with each patient. A significant portion, approximately 20% of the services are performed and revenue recognized in the initial month of the contract. Billings under each contract, which vary in duration from 12 to 30 months, are made throughout the term of the contract. Patient prepayments represent collections from patients or their insurance companies which are received in advance of the performance of the related services.

  Accounts receivable represent billed and unbilled amounts due from patients and third party payors for orthodontic services provided.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue and notes payable to stockholders approximate fair value because of the short-term nature of these items.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of FIFO cost or market.

                            THE ORTHOCARE COMPANIES

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 5 years for leasehold improvements, equipment and furniture and fixtures.

 Income Taxes

  OCS and APA have elected to be treated as an "S Corporation" under Section 1362 of the Internal Revenue Code. As such, taxable income earned or taxable losses incurred by these entities passes through to the shareholders and is not subject to federal income tax at the corporate level. Accordingly, these entities do not have a federal tax expense or benefit. Orthocare is a "C Corporation" and is subject to federal and state income taxes.

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on the deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

(3) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31, 1996 and September 30, 1997:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Leasehold improvements............................    $ 337         $ 337
   Equipment.........................................      337           376
   Furniture and fixtures............................      120           120
                                                         -----         -----
   Total property and equipment......................      794           833
   Less accumulated depreciation.....................     (542)         (593)
                                                         -----         -----
   Property and equipment, net.......................    $ 252         $ 240
                                                         =====         =====

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2001. Rent expense for the year ended December 31, 1996 and nine months ended September 30, 1997 amounted to $552,000 and $416,000, respectively (see Note 7).

  Minimum future rental payments under non-cancelable operating leases as of September 30, 1997 are as follows:

                                                                  (IN THOUSANDS)
     Quarter ending December 31, 1997............................     $  101
     Fiscal year ending:
       1998......................................................        415
       1999......................................................        317
       2000......................................................        260
       2001......................................................        200
                                                                      ------
         Total minimum lease payments............................     $1,293
                                                                      ======

                            THE ORTHOCARE COMPANIES

(4) INCOME TAXES

  Income tax expense (benefit) attributable to earnings before income taxes consists of:

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
                                                              (IN THOUSANDS)
   Year ended December 31, 1996:
     Federal.............................................  $ 54     $ 65   $119
     State...............................................    16       17     33
                                                           ----     ----   ----
                                                           $ 70     $ 82   $152
                                                           ====     ====   ====
   Nine months ended September 30, 1997:
     Federal.............................................  $188     $(75)  $113
     State...............................................    51      (20)    31
                                                           ----     ----   ----
                                                           $239     $(95)  $144
                                                           ====     ====   ====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1996 and September 30, 1997 are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Deferred tax assets:
     Property and equipment..........................     $  4         $  2
     Total gross deferred tax assets.................        4            2
                                                          ----         ----
   Deferred tax liabilities:
     Cash to accrual adjustments.....................      407          310
                                                          ----         ----
     Total gross deferred tax liabilities............      407          310
                                                          ----         ----
   Net deferred tax liability........................     $403         $308
                                                          ====         ====

  The following table reconciles the Federal statutory income tax rate and the Company's effective income tax rate for the year ended December 31, 1996 and nine months ended September 30, 1997:

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Income taxes at Federal statutory rate............      34%           34%
   State taxes, net of Federal benefit...............       9             9
   Effective S corporation losses....................      (7)           27
                                                          ---           ---
   Effective income tax rate.........................      36%           70%
                                                          ===           ===

(5) NOTES PAYABLE TO STOCKHOLDERS

  Notes payable to stockholders consisted of the following at December 31, 1996 and September 30, 1997:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
                                                          (IN THOUSANDS)
   Notes payable, unsecured, interest rate 8%,
    payable in installments, maturing in February
    1998..........................................      $ 63         $ 22
   Notes payable, unsecured, non-interest bearing,
    payable on demand.............................        40          --
                                                        ----         ----
                                                        $103         $ 22
                                                        ====         ====

                            THE ORTHOCARE COMPANIES

(6) STOCKHOLDERS' EQUITY

 Common Stock

  Common stock for each of the combined entity's consisted of the following at December 31, 1996 and September 30, 1997:

                                                                SHARES
                                         PAR VALUE AUTHORIZED OUTSTANDING AMOUNT
                                         --------- ---------- ----------- ------
                                                     (IN THOUSANDS)
   Orthocare............................  No Par     25,000      1,000     $  1
   OCS..................................  No Par     50,000     28,484       95
   APA..................................  No Par     25,000      1,000       66
   DSM..................................  No Par     25,000        600       19
                                                                ------     ----
                                                                31,084     $181
                                                                ======     ====

(7) RELATED PARTY TRANSACTIONS

  The Company has an Orthodontists Service Agreement with Midwest Dental Care to provide orthodontic services to participants in Midwest Dental Plan. Midwest Dental Plan, a Wisconsin corporation, is partially owned by Company stockholders. The Company received capitated revenue of approximately $290,000 and $217,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company leases space from Apple Park Partners, which is 100% owned by the Company's majority stockholder. Payments made to Apple Park Partners under the lease were approximately $178,000 and $157,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company has an informal agreement with College Park Lab, a Wisconsin corporation, to contract labor for four administrative employees in its Wisconsin office. Under the agreement, College Park Lab performs the hiring and all payroll and benefit administration for the Company's administrative staff. The Company reimburses College Park Lab for the cost of salaries and benefits plus a 11% markup to cover administrative costs. Total amounts paid to College Park Lab were approximately $99,000 and $91,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. College Park Lab is partially owned by a minority stockholder of the Company.

(8) SUBSEQUENT EVENTS

  Effective October 1, 1997, substantially all the assets of the Company were acquired by American Dental Partners, Inc. In connection with this transaction Apple Park Associates, Inc. entered into a 40-year service agreement with Orthodontic Care Specialists, Ltd.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
The Company..............................................................  14
Dividend Policy..........................................................  15
Price Range of Common Stock..............................................  15
Capitalization...........................................................  16
Selected Historical Consolidated Financial Data..........................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  29
Management...............................................................  43
Certain Transactions.....................................................  50
Principal Stockholders...................................................  52
Description of Capital Stock.............................................  53
Description of Subordinated Notes........................................  55
Shares Eligible for Future Sale..........................................  57
Plan of Distribution.....................................................  59
Validity of Securities...................................................  59
Experts..................................................................  59
Additional Information...................................................  60
Index to Financial Statements............................................ F-1

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                        AMERICAN DENTAL PARTNERS, INC.

                        750,000 SHARES OF COMMON STOCK

                                      AND

                   $25,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                         SUBORDINATED PROMISSORY NOTES

                               ----------------
                                  PROSPECTUS
                               ----------------

                                AUGUST 24, 1998

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